   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1999

                                                      REGISTRATION NO.   -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                ONDISPLAY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     7372                                    68-0391052
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                                ONDISPLAY, INC.
                       12667 ALCOSTA BOULEVARD, SUITE 300
                              SAN RAMON, CA 94583
                                  925-355-3200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   MARK PINE
                            CHIEF EXECUTIVE OFFICER
                                ONDISPLAY, INC.
                       12667 ALCOSTA BOULEVARD, SUITE 300
                              SAN RAMON, CA 94583
                                  925-355-3200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

               MARIO M. ROSATI, ESQ.                                CURTIS L. MO, ESQ.
                ADAM D. LEVY, ESQ.                                 J. OMAR MAHMUD, ESQ.
             ROSE ANN ROTANDARO, ESQ.                               ALAN C. WANG, ESQ.
         WILSON SONSINI GOODRICH & ROSATI                     BROBECK, PHLEGER & HARRISON LLP
             PROFESSIONAL CORPORATION                              TWO EMBARCADERO PLACE
                650 PAGE MILL ROAD                                    2200 GENG ROAD
                PALO ALTO, CA 94304                                PALO ALTO, CA 943034
                   650-493-9300                                        650-424-0160

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS               AMOUNT           PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
       OF SECURITIES TO                TO BE             OFFERING PRICE      AGGREGATE OFFERING       REGISTRATION
        BE REGISTERED              REGISTERED(1)          PER SHARE(2)            PRICE(2)                FEE
----------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par
  value.......................                                 $                $46,000,000            $12,788.00
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Includes          shares which the underwriters have the option to purchase
    to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1999

                                      LOGO

                                                 SHARES

                                  COMMON STOCK

     OnDisplay, Inc. is offering                shares of our common stock. This
is our initial public offering, and no public market currently exists for our shares. Our common stock have been approved for quotation on the Nasdaq National Market under the symbol "ONDS," subject to official notice of issuance. We
anticipate that the initial public offering price will be between $          and
$     per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public Offering Price.......................................   $          $
Underwriting Discounts and Commissions......................   $          $
Proceeds to OnDisplay, Inc..................................   $          $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     OnDisplay has granted the underwriters a 30-day option to purchase up to an
additional           shares of common stock to cover over-allotments.

                            ------------------------

BANCBOSTON ROBERTSON STEPHENS                          DEUTSCHE BANC ALEX. BROWN
                                    SG COWEN

           The date of this prospectus is                     , 1999

                                   ONDISPLAY
                                    GRAPHICS

FRONT COVER:
     FOLD: table of contents
     INSIDE FOLD: as follows:

Written in bold at the top of the diagram/graphic:

AUTOMATING THE E-BUSINESS COMMUNITY

The diagram is as follows:

Two rectangular computer servers are centered on the page back to back with arrows pointing to each other: the left computer server has: E-BUSINESS PORTAL written below the graphic: The right computer server has: E-MARKETPLACE written above graphic.

From the E-BUSINESS PORTAL computer server = five arrows (with two points <->) lead to four smaller servers and a computer screen and are as follows from top to bottom in a crescent shape:

1(st) computer server has the word: AFFILIATE written to the left of the server

2(nd) computer server has the word: TRADING PARTNER written to the left of the server

3(rd) is a computer screen which has the word: SUPPLIER written to the left of the computer screen

4(th) is a computer server with the word: CUSTOMER written to the left of the computer server

5(th) is a computer server with the word: E-MARKETPLACE written to the left of the computer

From the E-MARKETPLACE computer server = four arrows (with two points <->) lead to three smaller computer servers and a computer screen and are as follows from top to bottom in a crescent shape:

1(st) computer server has the word: BUYER written to the right of the server

2(nd) computer server has the word: SUPPLIER written to the right of the server

3(rd) is a computer screen and has the word: SUPPLIER written to the right of the computer screen

4(th) computer server has the word: BUYER written to the right of the computer server

Underneath the diagram will read as follows:

OnDisplay's CenterStage(R) product suite enables e-business portals and e-marketplaces to exchange information and services automatically and seamlessly. Using CenterStage, e-Business entities in both business-to-business (B2B and business-to-consumer (B2C) markets can:

     - Slash their time-to-market for delivery of rich, relevant information and services

     - Engage and retain customers by building strong lasting relationships with personalized services (one line for each bullet)

     - Increase revenues and expand their market share with superior Internet services

     - Scale their e-Businesses effectively to meet market demand

OnDisplay's CenterStage product suite enables e-Business portals and e-Marketplaces to:

     - Aggregate rich, relevant content and services for diverse communities of customers, suppliers, affiliates, and trading partners

     - Integrate e-Business applications with back-office operational systems

     - Personalize content of interest to customers proactively

     - Exchange complex business transactions with partners using XML

     - Share customized information with partners and affiliates

                                   ONDISPLAY
                                    GRAPHICS

BACK COVER:

     INSIDE BACK COVER:

Centered on the top of the inside back cover page reads:

ONDISPLAY E-BUSINESS CUSTOMERS

And the following customer logos are floating around on the top half of the page:

    ClubComputer.com
    Fastxchange
    Grainger.com
    Travelocity.com
    Trip.com

Centered on the second half of the inside back cover page reads:

ONDISPLAY E-BUSINESS PARTNERS

And the following business partners logos are floating around on the bottom half of the page:

     Ariba
     IBM
     Microsoft
     BroadVision
     Vignette
     Commerce One

OUTSIDE BACK COVER:

Centered on the back cover page is the OnDisplay Logo with the address written to the left of the logo:

     12667 Alcosta Blvd.
     Suite 300
     San Ramon, CA 94583

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO "ONDISPLAY," "WE," "US" AND "OUR" REFER TO ONDISPLAY, INC.

     UNTIL             , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    4
Risk Factors................................................    7
Use of Proceeds.............................................   18
Dividend Policy.............................................   18
Capitalization..............................................   19
Dilution....................................................   20
Selected Financial Data.....................................   21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   23
Business....................................................   33
Management..................................................   45
Certain Transactions........................................   53
Principal Stockholders......................................   55
Description of Capital Stock................................   57
Shares Eligible For Future Sale.............................   60
Underwriting................................................   62
Legal Matters...............................................   64
Experts.....................................................   64
Where You Can Find Additional Information...................   65
Index to Financial Statements...............................  F-1

                           -------------------------

     CenterStage(R) and the OnDisplay(R) name and logo and the names of products and services offered by us (including those referred to in "Business") are trademarks, registered trademarks, service marks or registered service marks of OnDisplay. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

     Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the Financial Statements and notes to those statements appearing elsewhere in this prospectus, before deciding to invest in our common stock. Except as described in the financial statements or as otherwise specified in this prospectus, all information in this prospectus: (1) assumes no exercise of the underwriters' over-allotment option; and (2) reflects the conversion of all of our outstanding preferred stock into common stock upon the effectiveness of the registration statement related to this offering.

     We provide a comprehensive suite of e-business infrastructure applications for powering e-business portals and e-marketplaces.

     As the Internet has emerged as the fastest growing global communications medium in history, companies across multiple industries have been forced to leverage the ubiquity and openness of the Web to remain competitive. Nearly every company in the world today faces the strategic imperative of re-creating itself into an electronic commerce, or e-commerce, company, augmenting or even replacing its traditional distribution, supply chain and customer-service channels with Internet-based channels. Although the first generation of e-commerce consisted primarily of basic Web sites offering product information for marketing purposes, today the stakes are higher. Successful companies now need to create value-added relationships with partners and suppliers and offer differentiated and unique online services to customers. This next generation of e-commerce, often referred to as e-business, is transforming the way business is done and has given rise to the "Internet economy."

     In the Internet economy, businesses must deliver comprehensive online services and information to offer enhanced value to their customers, partners and suppliers. In particular, companies seek to participate in two complementary e-business channels -- e-business portals and e-marketplaces -- as distinct ways to capitalize on the Internet, expand their businesses and protect their revenue opportunities. An e-business portal is an online destination site where vendors create value-added relationships with their customers or business partners by offering an expanded set of information and services. An e-marketplace is a comprehensive trading hub designed to efficiently broker transactions and services among multiple buyers and sellers. According to Forrester Research, the volume of business-to-business e-commerce transacted through e-business portals, e-marketplaces and other e-business offerings will grow from $43 billion in 1998 to $1.3 trillion in 2003.

     There are many demands placed on the infrastructure of e-business portals and e-marketplaces. Companies deploying e-business portals and e-marketplaces must be able to offer a broad range of dynamic information and services from a large, diverse set of partners, suppliers and customers, and do so faster than their competitors. Compounding this challenge is the fact that these e-business relationships require agility in terms of flexible, adaptable connections that accommodate rapid change. To successfully address these business requirements, e-business portals and e-marketplaces must meet complicated technical requirements for aggregating, exchanging, integrating, personalizing and syndicating a diverse array of critical information and services among a broad range of business partners. Given the complexity of meeting these demands, e-business portals and e-marketplaces face significant challenges in effectively scaling their businesses to fully capitalize on the opportunities created by the Internet.

     We provide a comprehensive suite of e-business infrastructure applications for powering e-business portals and e-marketplaces. Our CenterStage product suite addresses the unique challenges faced by e-business portals and e-marketplaces in both business-to-business and business-to-consumer e-commerce. We provide an integrated solution for enabling the rapid aggregation, exchange, integration, personalization, and syndication of critical e-business information and services for e-business portals and e-marketplaces. We believe our solution enables these customers to: achieve rapid time-to-market, engage and retain customers, increase revenues and market share, and enable scalable and agile e-business.

     Our objective is to become the leading provider of comprehensive e-business infrastructure applications for powering e-business portals and e-marketplaces. Key elements of our strategy to achieve this objective include:

     - targeting e-business portal and e-marketplace markets;

     - leveraging customer network effects;

     - extending our technology leadership;

     - building upon our network of relationships; and

     - expanding our international presence.

     We market our CenterStage products and related services primarily through a direct sales organization. Our direct sales organization focuses on recently formed companies that are creating e-business portals and e-marketplaces and larger corporate customers building or improving their Web presence. Our e-business portal and e-marketplace customers include: Aspect Development, ClubComputer.com, FASTXchange, Harbinger Corporation, Impulse! Buy Network, The Trip.com, Sabre/Travelocity.com and telstreet.com.

                             CORPORATE INFORMATION

     OnDisplay, Inc. was incorporated in Delaware in August 1996. Our principal executive offices are located at 12667 Alcosta Boulevard, Suite 300, San Ramon, California 94583. Our telephone number at this location is (925) 355-3200. Our corporate Internet address is www.ondisplay.com. The information contained on our website is not a part of this prospectus.
                            ------------------------

                                  THE OFFERING

Common stock to be offered by OnDisplay.....                   shares

Common stock outstanding after the
offering....................................                   shares

Use of proceeds.............................    See "Use of Proceeds."

Nasdaq National Market Symbol...............    ONDS

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                    PERIOD FROM                YEAR ENDED              SIX MONTHS ENDED
                                  AUGUST 14, 1996             DECEMBER 31,                 JUNE 30,
                               (DATE OF INCEPTION) TO   ------------------------   ------------------------
                                 DECEMBER 31, 1996         1997         1998          1998         1999
                               ----------------------   ----------   -----------   ----------   -----------
                                                                                         (UNAUDITED)
License revenues.............        $       --         $      265   $     2,229   $      876   $     1,937
Service revenues.............                --                 --         1,114          276         1,718
                                     ----------         ----------   -----------   ----------   -----------
          Total revenues.....        $       --         $      265   $     3,343   $    1,152   $     3,655
                                     ----------         ----------   -----------   ----------   -----------
Loss from operations.........              (617)            (5,689)       (8,479)      (3,616)       (6,076)
Net loss.....................              (572)            (5,534)       (8,348)      (3,581)       (6,074)
Net loss per share -- basic
  and diluted................        $    (0.17)        $    (1.62)  $     (2.34)  $    (1.04)  $     (1.56)
                                     ==========         ==========   ===========   ==========   ===========
Shares used in per share
  calculation -- basic and
  diluted....................         3,400,000          3,410,313     3,572,353    3,432,260     3,881,291
                                     ==========         ==========   ===========   ==========   ===========
Pro forma net loss per
  share -- basic and
  diluted....................                                        $     (0.75)               $     (0.48)
                                                                     ===========                ===========
Shares used in pro forma net
  loss per share -- basic and
  diluted....................                                         11,174,494                 12,772,845
                                                                     ===========                ===========

                                                                       JUNE 30, 1999
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $  2,970    $  2,970      $
Working capital...........................................     1,337       1,337
Total assets..............................................     6,975       6,975
Long-term debts, net of current portion...................     2,367       2,367         2,367
Mandatorily redeemable convertible preferred stock........    18,982          --
Accumulated deficit.......................................   (20,528)    (20,528)
Total stockholders' equity (deficit)......................   (18,835)        147

                                  RISK FACTORS

     You should consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks that we are unaware of or that we currently believe are immaterial may become important factors that affect our business. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES IN THE FUTURE. IF WE DO NOT ACHIEVE OR SUSTAIN PROFITABILITY OUR BUSINESS WILL SUFFER AND OUR STOCK PRICE MAY DECLINE.

     We were incorporated in August 1996 and first recognized revenues in the fourth quarter of 1997. As of June 30, 1999, we had an accumulated deficit of approximately $20.5 million. To date, we have not had a profitable quarter and do not expect to have a profitable quarter in 2000. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. To date, we have funded our operations from the sale of equity securities and have not generated cash from operations. We expect to continue to incur significant costs developing and introducing enhancements to our suite of e-business infrastructure applications and related services and on expanding our direct sales and marketing activities, leading to losses at least through 2001. These losses could harm our business and cause a decrease in the market price of our common stock. Although our revenues have grown in recent quarters, we do not believe that we can sustain these growth rates, or that these growth rates are indicative of future revenue growth rates. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT AND IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

     Our quarterly operating results have varied in the past and may vary significantly in the future. Because our business is evolving rapidly and we have a limited operating history, we have little experience in forecasting our revenues. Since our operating results are volatile and difficult to predict, we believe that period-to-period comparisons of our operating results are not a good indication of our future performance. Our future quarterly operating results may be below the expectations of public market analysts and investors. In this event, the market price of our common stock may decrease significantly. Our future quarterly operating results may vary for several reasons, including:

     - demand for and the timing of sales of our CenterStage products and related services;

     - actions taken by our competitors, including new product introductions and enhancements;

     - changes in the rapidly evolving market for e-business infrastructure applications;

     - our ability to develop, introduce and market e-business infrastructure applications and enhancements to our existing CenterStage products on a timely basis;

     - changes in our pricing policies and those of our competitors; and

     - our inability to complete large sales on schedule.

     Historically, we have recognized a substantial portion of our revenues in the last few days of a quarter. Accordingly, we cannot accurately predict our financial results for any quarter until very late in that quarter. A delay in an anticipated sale near the end of a quarter can seriously harm our operating results for that quarter. In addition, we derive a significant portion of our revenues from the license of our CenterStage products in each quarter from a small number of large orders. Although we do not believe that the loss of any particular customer would have an adverse effect on our business, our operating results could be adversely affected if we are unable to complete one or more substantial license sales in any future period.

     Our expense levels are relatively fixed in the short term and are based, in part, on our expected future revenues. We cannot be certain that our revenues expectations will be accurate or that we will be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, any delay in generating or recognizing revenues could cause significant variations in our operating results from quarter to quarter and could result in increased operating losses.

WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON OUR CENTERSTAGE PRODUCT SUITE FOR OUR REVENUES, INCLUDING NEW PRODUCTS WITH WHICH WE HAVE LIMITED EXPERIENCE SELLING.

     Most of our revenues in 1998 were derived from software license and service fees from one suite of products, CenterStage, which until recently has consisted of CenterStage eContent and CenterStage eIntegrate. We have recently introduced three new products to our CenterStage product suite, CenterStage eNotify, CenterStage eBizXchange and CenterStage eSyndicate. Given our limited experience selling these three new products, we cannot forecast the level and timing of their market acceptance.

     We expect that this suite of products will continue to account for the substantial majority of our total revenues for at least the next several quarters. However, we may not receive these revenues if:

     - broad standards for conducting e-business emerge and become widely adopted, thus reducing the need for our infrastructure products;

     - information services departments of companies choose to create their e-business portals and e-marketplaces internally or use third-party professional developers to create and maintain their sites;

     - competitors develop products, technologies or capabilities that render our CenterStage products and related services obsolete or noncompetitive or that shorten the life cycles of these products and services;

     - our CenterStage products do not meet customer performance needs or fail to remain free of significant software defects or bugs; or

     - we are unable to recruit and retain the additional sales personnel needed to effectively market our CenterStage products.

     Furthermore, to remain competitive, software products like ours typically require frequent updates that add new features. There can be no assurance that we will succeed in creating and selling updated or new versions of our CenterStage products. A decline in demand for, or in the average selling price of, our CenterStage products, may significantly hurt our business and cause our stock price to fall.

THE MARKET FOR E-BUSINESS PORTALS AND E-MARKETPLACES IS NEW AND EMERGING AND IF IT DOES NOT GROW AS RAPIDLY AS WE ANTICIPATE OR FAILS TO EMERGE AT ALL, OUR BUSINESS WILL SUFFER.

     Our success is dependent on the emergence of the market for e-business portals and e-marketplaces. We are planning to dedicate all of our sales, marketing and product development efforts toward e-business portals and e-marketplaces and if these markets do not develop as rapidly as we expect, our business will be harmed. A number of factors could prevent or hinder the emergence of these markets, including the following:

     - the unwillingness of customers to change their traditional method of conducting commerce;

     - the failure of the Internet network infrastructure to keep pace with substantial growth; and

     - adverse publicity and consumer concern about the security of electronic commerce transactions.

IT IS DIFFICULT TO PREDICT THE TIMING OF INDIVIDUAL ORDERS BECAUSE OUR CENTERSTAGE PRODUCTS HAVE LONG AND VARIABLE SALES CYCLES.

     Variations in the length of our sales cycles could cause our revenues to fluctuate widely from period to period. Because our operating expenses are relatively fixed over the short term, these fluctuations could cause our operating results to suffer in some future periods. To date, the average sales cycle for our CenterStage products has been three to six months and has required pre-purchase evaluation by a significant number of decision makers, including senior management. Our sales cycles can be much longer for larger opportunities with new customers. Since a number of factors influence the sales process, the period between our initial contact with a new customer and the time we recognize revenues from that customer varies widely. We spend significant time educating and providing information to our prospective customers regarding the use and benefits of our CenterStage products. Even after purchase, our customers tend to deploy our solution slowly and deliberately. Deployment schedules depend on the specific technical capabilities of each customer, the size of the deployment, the complexity of each customer's network environment, and the quantity of hardware and the degree of hardware configuration required.

WE FACE COMPETITION PRIMARILY FROM COMPANIES DEVELOPING THEIR OWN INTERNAL E-BUSINESS INFRASTRUCTURE SYSTEMS AND OTHER PROVIDERS OF E-BUSINESS INFRASTRUCTURE SOLUTIONS AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS WILL BE SERIOUSLY HARMED.

     The market for e-business infrastructure applications and services is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of our competition to increase in the future. We may not be able to compete successfully against current and future competitors. Competitors vary in size and in the scope and breadth of the products and services offered. To date, we have faced competition from the internal information technology departments of current and potential customers that have developed or may develop in-house e-business infrastructure systems that may substitute for those we offer. We expect that internally developed e-business infrastructure systems will continue to be a principal source of competition in the future. With regard to the license of e-business infrastructure applications, we primarily encounter competition from webMethods. If we are successful, we expect to encounter many additional competitors in the future. In addition, because there are relatively low barriers to entry in the e-business infrastructure applications market, we expect additional competition from other established and emerging companies as this market continues to develop and expand. In particular, we believe we may face competition from IBM, Microsoft, Oracle and Sun Microsystems if they perceive entry into our market segment as strategic. We may also face competition from established companies in the enterprise application integration, enterprise application, procurement software and e-business platform software markets, any of whom could move into the Web exchange market or build and market products. Competition could also emerge from established companies in the application server market or from companies that specialize in creating and distributing content over the Web.

     Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with current and potential customers of ours, have extensive knowledge of our industry and are capable of offering alternative solutions. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services than we can. In addition, many of our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties that may improve their ability to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could harm our business, operating results and financial condition.

WE NEED TO EXPAND OUR DIRECT SALES OPERATIONS IF WE ARE TO INCREASE MARKET AWARENESS AND SALES OF OUR CENTERSTAGE PRODUCTS AND RELATED SERVICES AND MAINTAIN GROWTH.

     If we fail to increase our direct sales capabilities as we have planned, our business, operating results and financial condition will be harmed. Our CenterStage products and related services require a sophisticated sales effort targeted at senior management of our prospective customers. We have recently expanded our direct sales force and plan to hire additional sales personnel. Competition for qualified sales personnel is intense in each of the locations we plan to expand, and we might not be able to hire and retain the type and number of sales personnel we are targeting. New hires will require extensive training and typically take several months to achieve productivity. We cannot be certain that our recent hires will be as productive as necessary.

OUR BUSINESS MAY BE HARMED IF WE ARE UNABLE TO RETAIN OUR KEY PERSONNEL OR ATTRACT ADDITIONAL KEY PERSONNEL, PARTICULARLY SINCE EXPERIENCED PERSONNEL AND NEW SKILLED PERSONNEL ARE IN SHORT SUPPLY.

     We have experienced difficulties attracting, hiring, training and retaining new personnel in the past, and all of our personnel, including members of our management team, may terminate their employment with us or decide to work for one of our competitors at any time for any reason. Currently, we are particularly dependent upon the services of our founder, President and Chief Executive Officer, Mark Pine, and founder and Chief Technical Officer, Trung Dung. The loss of Mr. Pine's or Mr. Dung's services would materially impede the operation and growth of our business.

     Competition for key personnel is intense, particularly in the San Francisco Bay Area, where our headquarters is located, and we may fail to retain our key employees, or attract, assimilate or retain other highly qualified personnel in the future. If so, our business, operating results and financial condition could be seriously harmed. In addition, we expect to face greater difficulty attracting these personnel with equity incentives as a public company than we did as a privately-held company. We do not maintain key person life insurance for any of our personnel.

OUR BUSINESS WILL SUFFER IF WE FAIL TO SUCCESSFULLY MANAGE OUR GROWTH.

     Our ability to offer our CenterStage products and related services in a quickly evolving market requires an effective planning and management process. Therefore, we have expanded our operations rapidly since inception, and we intend to continue to expand them in the foreseeable future. This rapid growth places significant demand on our managerial and operational resources and our internal training capabilities. In addition, we have recently hired a significant number of employees and plan to further increase our total headcount. We also plan to expand the geographic scope of our operations, both domestically and internationally. This expansion will continue to substantially burden our management team. To manage growth effectively, we must:

     - implement and improve our operational, financial and other systems, procedures and controls on a timely basis;

     - expand, train and manage our workforce, particularly our sales and marketing and support organizations; and

     - identify and move into suitable office space to expand our facilities.

     We cannot be certain that our systems, procedures or controls will be adequate to support our current or future operations or that our management will be able to manage expansion and still achieve the rapid execution necessary to meet our growth expectations. Failure to manage our growth effectively could harm our business.

IF WE FAIL TO ADEQUATELY RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR EXISTING PRODUCTS WILL BECOME OBSOLETE OR UNMARKETABLE.

     New approaches to aggregate, exchange, integrate, personalize and syndicate information over the Internet based on new technologies and industry standards could render our CenterStage products obsolete and unmarketable. We believe that to succeed we must enhance our CenterStage products, develop new products on a timely basis to keep pace with technological developments and satisfy the increasingly sophisticated requirements of our customers. Therefore, we cannot be certain that we will successfully respond to technological change, evolving industry standards or customer requirements. If we are unable to adequately respond to these changes, our revenues and market share could rapidly decline. In addition, we have experienced development delays and related cost overruns on occasion, and we cannot be certain that we will not encounter these problems in the future. Any delays in developing and releasing new products or enhancements to our CenterStage products could result in:

     - customer dissatisfaction;

     - cancellation of orders and license agreements;

     - negative publicity;

     - loss of revenues;

     - slower market acceptance; and

     - legal action by customers against us.

     Our CenterStage products are designed to work on a variety of hardware and software platforms used by our customers. However, these products may not operate well with future versions of hardware and software platforms, programming languages, database environments, accounting and other systems that our customers use. We must constantly modify and improve our technology to keep pace with changes made to these platforms and to operational applications and other Internet-related applications. This may result in uncertainty relating to the timing and nature of new product announcements, introductions or modifications, which may harm our business. If we fail to modify or improve our CenterStage products in response to evolving industry standards, they could rapidly become obsolete or unmarketable, which would harm our business.

OUR BUSINESS WILL SUFFER IF OUR CENTERSTAGE PRODUCTS CONTAIN ERRORS.

     Our e-business infrastructure applications are complex and may contain undetected errors or result in system failures, especially when first introduced or when new versions or enhancements are released. Despite extensive testing, errors could occur in any of our current or future product offerings after commencement of commercial shipments. Testing of our CenterStage products is particularly challenging because it is difficult to simulate the wide variety of computer environments into which they are deployed. The implementation of our CenterStage products typically involves working with sophisticated software, computing and communications systems. If our software contains undetected errors or we fail to meet our customers' expectations in a timely manner we could experience:

     - loss of or delay in revenues and loss of market share;

     - loss of customers;

     - failure to achieve market acceptance;

     - diversion of development resources;

     - diversion of customer support resources;

     - negative publicity;

     - increased service and warranty costs;

     - legal actions by customers against us; and

     - increased insurance costs.

     Our licenses with customers generally contain provisions designed to limit our exposure to potential product liability claims such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements generally limit the amounts recoverable for damages to the amounts paid by our customers to us for the products or services giving rise to the damages. We cannot be certain that the limitations of liability we include in our contracts will be enforceable since existing or future laws or unfavorable judicial decisions could negate these liability limiting provisions. The successful assertion of one or more large claims that exceed contractual limitations on our liability, could cause our revenues to decrease and our stock price to fall.

     Because our customers use our CenterStage products for mission-critical applications, errors or defects in or other performance problems associated with these products could result in financial or other damages to our customers. Our customers may then seek damages for losses from us. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if not successful, would likely be time-consuming and costly and could harm our business.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR FACE A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES.

     Our success depends in large part on our ability to adequately protect our intellectual property rights. We require our customers to enter into license agreements, which impose restrictions on our customers' ability to utilize our CenterStage products. In addition, we seek to avoid disclosure of our trade secrets by, among other methods, restricting access to our source code and requiring those persons with access to our proprietary information to execute confidentiality agreements with us. However, some of these confidentiality agreements contain provisions that may permit these persons, in certain circumstances, to develop products based on our proprietary information as a result of their access to our source code. If these persons develop products based on our proprietary information, the value of our proprietary information will be adversely impacted. We seek to protect our source code, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We also seek to protect our trademarks, but our actions may be inadequate to prevent misappropriation or infringement or to prevent others from claiming violations of their trademarks by us.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology is difficult, and while we are unable to determine the extent to which piracy of our CenterStage products exists, software piracy can be a persistent problem. In addition, as we expand our operations globally, we become increasingly exposed to intellectual property infringement since the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our CenterStage products or design around our other intellectual property. There has been a substantial amount of litigation in the software industry regarding intellectual property rights. It is possible that in the future third parties may claim that our current or future products infringe their intellectual property. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any intellectual property claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Any royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, which could seriously harm our business, operating results and financial condition.

THERE IS SUBSTANTIAL RISK THAT FUTURE REGULATIONS COULD BE ENACTED THAT EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF INTERNET COMMERCE.

     As Internet commerce evolves, we expect federal, state or foreign agencies to adopt regulations covering many issues, including user privacy, pricing, content and quality of products and services. If enacted, these laws, rules or regulations could limit the market for our CenterStage products and related services, which could adversely affect our business, operating results and financial condition. Although many of these regulations may not apply to our business directly, we expect that laws regulating the solicitation, collection or processing of personal/consumer information could indirectly affect our business. The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we are unsure whether similar legislation will be enacted and upheld in the future. It is possible that legislation could expose companies involved in Internet commerce to liability, which could limit the growth of Internet commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth of Internet usage and decrease its acceptance as a commercial medium. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. Our costs could increase and our growth could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and on-line businesses.

OUR PLANNED INTERNATIONAL OPERATIONS MAY NOT BE SUCCESSFUL AND WILL MAKE US SUSCEPTIBLE TO RISKS FROM INTERNATIONAL OPERATIONS.

     We intend to begin our international operations during the fourth quarter of 1999. Any expanded international operations will be subject to a variety of risks associated with conducting business internationally that could adversely affect our business, including:

     - little or no protection of our intellectual property rights in some foreign countries;

     - difficulties in staffing and managing international operations;

     - expenses associated with customizing products for foreign countries;

     - protectionist laws and business practices that favor local competition;

     - multiple, conflicting and changing governmental laws and regulations;

     - slower adoption of the Internet for e-commerce infrastructure applications;

     - longer sales and payment cycles;

     - greater difficulties in collecting accounts receivable;

     - fluctuations in currency exchange rates;

     - political and economic instability;

     - potentially adverse tax consequences;

     - seasonal reductions in business activity during the summer months in Europe and other parts of the world; and

     - increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries.

     We expect international revenues to account for a significant percentage of our total revenues in the future and we believe that we must expand our international sales activities in order to be successful. This will require significant management attention and financial resources and could harm our financial performance by increasing our costs. We have very limited experience in marketing, selling and distributing our CenterStage products and related services internationally. We currently have no employees located outside of the United States. The establishment and growth of our international operations will be limited if we are unable to establish additional foreign operations, launch and expand international sales channel management and support organizations, hire personnel, customize products and services for local markets and develop relationships with international service providers. Even if we are able to successfully establish and expand international operations, we cannot be certain that we will be able to create, maintain or increase international market demand for our CenterStage products and related services. The acceptance and use of the Internet for conducting commerce in international markets are in earlier stages of development than in the United States. Furthermore, our international revenues will be denominated in U.S. dollars. Therefore, a strengthening of the dollar versus other currencies could make our products less competitive in foreign markets. We do not currently engage in currency hedging activities. If the Internet or e-commerce fail to gain sufficient acceptance in international markets or we fail to establish and expand our international operations in a timely manner, our business, operating results and financial condition could be harmed.

ACQUISITIONS OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND MANAGEMENT DUE TO DIFFICULTIES IN ASSIMILATING PERSONNEL AND OPERATIONS.

     In the future we may make acquisitions of, or large investments in products, technologies or businesses that offer products, services and technologies that we believe would help expand our product offerings. Although we have not made acquisitions of, or investments in products, technologies or other companies in the past, this may become an important part of our strategy. Any future acquisitions or investments would present risks, including the difficulty of combining the technology, operations or workforce of the acquired business with our own, disruption of our ongoing businesses and difficulty in realizing the anticipated financial or strategic benefits of the transaction. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management's attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners.

     To make these acquisitions or large investments we might use cash, common stock or a combination of cash and common stock. If we use common stock, these acquisitions could further dilute existing stockholders. Amortization of goodwill or other intangible assets resulting from acquisitions could materially impair our business, operating results and financial condition. Furthermore, there can be no assurance that we will be able to obtain acquisition financing, or that any acquisition, if consummated, will be smoothly integrated into our business. If we make acquisitions or large investments and are unable to surmount these risks, our business could be harmed, our revenues could decrease and our stock price could fall.

PROBLEMS RELATED TO THE "YEAR 2000 ISSUE" COULD ADVERSELY AFFECT OUR BUSINESS.

     The "year 2000 issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results. We designed our CenterStage products to be year 2000 compliant provided that the underlying operating system of the host machine and any other software used with our products are year 2000 compliant. We are exposed to various risks arising out of year 2000 issues which could adversely affect our business and operating results. Risks are posed if, despite our investigation and remediation efforts, one or more of the following occurs:

     - our own CenterStage software products contain undetected errors or defects associated with the year 2000 problem;

     - third party hardware and software used with our CenterStage products experiences problems which are wrongly attributed to us;

     - our suppliers, internal information technology systems or non-information technology systems, including telecommunications systems and utilities, experience problems; and

     - our customers experience year 2000 problems.

     The occurrence of any of the foregoing problems could result in delays or losses of revenues, diversion of our development resources, damage to our reputation, increased service and warranty costs and litigation costs. We do not currently have any information concerning the year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve year 2000 compliance. If our customers are not year 2000 compliant, they may experience material costs to remedy problems, they may face litigation costs and they may delay purchases or implementation of our CenterStage products. Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for purchases of our CenterStage products and related services. As a result, our business, operating results and financial condition could be seriously harmed. Regardless of whether we experience year 2000 problems, enterprises may reduce their spending on software and systems during the latter part of 1999 and into 2000 in connection with the potential effects of the year 2000 or to concentrate their resources on remediation. In addition, we may experience material problems and costs with year 2000 compliance that could adversely affect our business, operating results, and financial condition. We have established a year 2000 compliance team, whose purpose is to evaluate any year 2000 risks that we face and to remedy any year 2000 problems. Our year 2000 compliance team is in process of completing its assessment of our internal systems or our suppliers' systems or products. Although it is the duty of this team to identify and correct any year 2000 problems, it may fail to identify material year 2000 problems that we face. Further, even if this team successfully identifies year 2000 problems, it may not be able to adequately remedy any year 2000 problems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance." We have not yet fully developed a contingency plan to address situations that may result if we are unable to achieve year 2000 readiness of our critical operations. The cost of developing and implementing a year 2000 contingency plan may be material.

WE MAY SPEND A PORTION OF THE NET PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

     We have not designated any specific use for a significant amount of the net proceeds from this offering. We intend to use the net proceeds from this offering for general corporate purposes, including working capital to fund anticipated operating losses and capital expenditures. Accordingly, management will have significant flexibility in applying the remaining net proceeds from this offering. We cannot predict that investment of the net proceeds of this offering will generate a favorable or any return. The failure of management to apply the net proceeds from this offering effectively could cause our revenues to decrease and our stock price to fall.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE ON TERMS FAVORABLE TO US, IF AT ALL.

     We expect that the net proceeds from this offering will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. After that, we may need to raise additional capital and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise additional capital on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK, AND THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. We negotiated and determined the initial public offering price of the common stock in this offering with the representatives of the underwriters based on several factors. However, this price may vary from the market price of our common stock after this offering. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

     - variations in quarterly operating results;

     - failure to meet the expectations of industry analysts;

     - changes in financial estimates by securities analysts;

     - changes in market valuations of Internet software companies;

     - announcements by us, or our competitors, of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - the loss of a major client or failure to complete significant license transactions;

     - increased price competition;

     - additions or departures of key personnel;

     - sales of our common stock in the future; and

     - fluctuations in stock market price and volume, which are particularly common among highly volatile securities of Internet software companies.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY CLASS ACTION LAWSUITS DUE TO STOCK PRICE VOLATILITY.

     In the past, securities class action lawsuits have often been brought against companies similar to ours following periods of volatility in the market price of its securities. We may be the target of similar lawsuits in the future. A securities class action lawsuit could result in substantial costs and divert our management's attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

A THIRD PARTY COULD BE PREVENTED FROM ACQUIRING YOUR SHARES OF COMMON STOCK AT A PREMIUM TO THE MARKET PRICE BECAUSE OF OUR ANTI-TAKEOVER PROVISIONS.

     Our current stockholders will own approximately   % of our outstanding
stock immediately following this offering, assuming conversion of all outstanding warrants and no exercise of outstanding options. This ownership interest in addition to provisions of our charter, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would result in the purchase of your shares of common stock at a premium to the market price. These anti-takeover provisions are further described in "Certain Transactions" and "Description of Capital Stock."

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this offering, the market price of our common stock could be adversely affected. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

     Upon completion of this offering, we will have                shares of
common stock outstanding or                shares if the underwriters'
over-allotment option is exercised in full and                shares subject to
currently exercisable options and warrants. The                shares sold in
this offering, or
               shares if the underwriters' over-allotment option is exercised in full, will be freely tradable without restriction or further registration under the Federal securities laws unless purchased by "affiliates" of OnDisplay as
that term is defined in Rule 144. The remaining                shares of common
stock outstanding upon completion of this offering will be "restricted securities" as that term is defined in Rule 144. Our directors, executive officers, and stockholders have executed lock-up agreements that limit their ability to sell common stock. These stockholders have agreed not to sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of BancBoston Robertson Stephens. When these lock-up agreements expire, these shares and the shares underlying the options will become eligible for sale, in some cases only pursuant to the volume, manner of sale and notice requirements of Rule 144. See "Shares Eligible for Future Sale."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THIS OFFERING.

     The initial public offering price is expected to be substantially higher than the book value per share of our outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in the offering, you
will incur immediate dilution of approximately $          in the book value per
share of our common stock from the price you pay for our common stock.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS; THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND OTHER FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

     This prospectus contains forward-looking statements that involve risks and uncertainties. We use the words "anticipates," "believes," "plans," "expects," "future," "seeks," "estimates" and "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of e-commerce and the use of the Internet for engaging in purchasing transactions. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

     Our proceeds from the sale of the                shares of Common Stock we
are offering are estimated to be $     million ($     million if the
underwriters' over-allotment option is exercised in full) assuming a public
offering price of $     per share and after deducting the underwriting discount
and our estimated offering expenses.

     We plan to use the proceeds for general corporate purposes, including working capital, increases in our sales and marketing operations, product development and international expansion. We may also use some of the proceeds to acquire other companies, technology or products that complement our business, although we are not currently planning any of these transactions. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing securities.

     The principal purposes of this offering are to obtain additional capital, to create a public market for the Common Stock, to facilitate future access to public equity markets and to provide increased visibility and credibility in a marketplace where many of our current and potential competitors are or are likely to become publicly-held companies.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Under an agreement with a secured lender we may not pay dividends without prior approval.

                                 CAPITALIZATION

     The following table sets forth:

     - The actual capitalization of OnDisplay at June 30, 1999;

     - The pro forma capitalization of OnDisplay after giving effect to the conversion of all outstanding shares of preferred stock into 8,891,554 shares of common stock immediately prior to the completion of this offering.

     - The pro forma as adjusted capitalization, which gives effect to the sale
       in this offering of             shares of common stock at an estimated
       initial public offering price of $     per share and after deducting the
       estimated underwriting discounts and commissions and estimated offering expenses.

                                                                       JUNE 30, 1999
                                                            -----------------------------------
                                                                          PRO        PRO FORMA
                                                             ACTUAL      FORMA      AS ADJUSTED
                                                            --------    --------    -----------
                                                                      (IN THOUSANDS)
Long-term debt, less current portion......................  $  2,367    $  2,367     $  2,367
Mandatorily redeemable convertible preferred stock, Series
  A, B and C, $0.001 par value; 9,500,000 shares
  authorized, actual 8,891,554 shares issued and
  outstanding, proforma none..............................    18,982          --           --
Stockholders' equity (deficit):
  Common stock, $0.001 par value; 20,000,000 shares
     authorized, shares issued and outstanding, at amount
     paid in(1):
     Actual: 4,592,978 shares;
     Pro forma: 13,484,532 shares; and
     Pro forma as adjusted:             shares(1).........         1          10
  Additional paid-in capital..............................     4,882      23,855
  Deferred stock-based compensation.......................    (3,190)     (3,190)      (3,190)
  Accumulated deficit.....................................   (20,528)    (20,528)     (20,528)
                                                            --------    --------     --------
     Total stockholders' deficit..........................   (18,835)        147
                                                            --------    --------     --------
          Total capitalization............................  $  2,514    $  2,514
                                                            ========    ========     ========

     This table excludes the following shares:

     - Shares issuable upon exercise of stock options outstanding as of June 30, 1999;

     - Shares available for future grant or issuance under of stock option and stock purchase plans as of June 30, 1999; and

     - Shares issuable upon exercise of warrants outstanding as of June 30, 1999

     See Notes 8 and 9 to the Financial Statements.

                                    DILUTION

     Our net tangible book value as of June 30, 1999 was approximately
$          million, or approximately $     per share of common stock. Net
tangible book value per share represents the amount of tangible assets less total liabilities, divided by the number shares of common stock outstanding, assuming the conversion of all outstanding shares of preferred stock into common stock.

     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering. After giving effect to our sale of shares of common stock in this offering at an assumed public offering
price of $     per share and after deduction of the underwriting discount and estimated offering expenses, our pro forma net tangible book value as of June
30, 1999 would have been approximately $ million, or $     per share. This
represents an immediate increase in pro forma net tangible book value of
$     per share to existing stockholders and an immediate dilution in pro forma
net tangible book value of $     per share to purchasers of common stock in this
offering.

Public offering price per share.............................
  Net tangible book value per share before offering.........
  Increase per share attributable to new investors..........
Pro forma net tangible book value per share after
  offering..................................................
Net tangible book value dilution per share to new
  investors.................................................

     This table excludes all options and warrants that will remain outstanding upon completion of this offering. See Note of Notes to Financial Statements. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

     The following table sets forth as of June 30, 1999 the total consideration paid and the average price per share paid by the existing stockholders and by new investors, before deducting estimated underwriting discounts and commissions and offering expenses payable by the Company at an assumed public offering price
of $     per share.

                                       SHARES PURCHASED        TOTAL CONSIDERATION
                                     ---------------------    ----------------------    AVERAGE PRICE
                                       NUMBER      PERCENT      NUMBER       PERCENT      PER SHARE
                                     ----------    -------    -----------    -------    -------------
Existing stockholders..............
New investors......................
          Total....................

                            SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with our financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from inception to December 31, 1996, and the years ended December 31, 1997 and 1998 and the balance sheet data as of December 31, 1997 and 1998 are derived from our Financial Statements that have been audited by PricewaterhouseCoopers LLP, independent auditors, and are included elsewhere in this prospectus. The balance sheet data for the year ended December 31, 1996 is derived from our Financial Statements audited by PricewaterhouseCoopers LLP, that are not included in this prospectus. The statement of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are derived from unaudited financial statements included elsewhere in this prospectus. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year. The pro forma net loss per share data assume conversion of all outstanding shares of preferred stock into common stock. See Note 11 of Notes to Financial Statements.

                                      PERIOD FROM
                                      AUGUST 14,
                                         1996
                                       (DATE OF             YEAR ENDED                 SIX MONTHS
                                     INCEPTION) TO         DECEMBER 31,              ENDED JUNE 30,
                                     DECEMBER 31,    ------------------------   ------------------------
                                         1996           1997         1998          1998         1999
                                     -------------   ----------   -----------   ----------   -----------
                                                                                      (UNAUDITED)
                                               (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
License revenues...................   $       --     $      265   $     2,229   $      876   $     1,937
Service revenues...................           --             --         1,114          276         1,718
                                      ----------     ----------   -----------   ----------   -----------
       Total revenues..............           --            265         3,343        1,152         3,655
Cost of revenues...................           --             --         1,620          470         1,981
                                      ----------     ----------   -----------   ----------   -----------
Gross profit.......................           --            265         1,723          682         1,674
Operating expenses:
  Sales and marketing..............           42          2,810         5,747        2,388         4,093
  Research and development.........          393          1,986         2,636        1,355         1,638
  General and administrative.......          182          1,158         1,201          361         1,250
  Amortization of deferred
     stock-based compensation......           --             --           618          194           769
                                      ----------     ----------   -----------   ----------   -----------
       Total operating expenses....          617          5,954        10,202        4,298         7,750
                                      ----------     ----------   -----------   ----------   -----------
Loss from operations...............         (617)        (5,689)       (8,479)      (3,616)       (6,076)
Interest income and other, net.....           45            155           131           35             2
                                      ----------     ----------   -----------   ----------   -----------
Net loss...........................   $     (572)    $   (5,534)  $    (8,348)  $   (3,581)  $    (6,074)
                                      ==========     ==========   ===========   ==========   ===========
Net loss per share -- basic and
  diluted..........................   $    (0.17)    $    (1.62)  $     (2.34)  $    (1.04)  $     (1.56)
                                      ==========     ==========   ===========   ==========   ===========
Shares used in per share
  calculation -- basic and
  diluted..........................    3,400,000      3,410,313     3,572,353    3,432,260     3,881,291
                                      ==========     ==========   ===========   ==========   ===========
Pro forma net loss per
  share -- basic and diluted.......                               $     (0.75)               $     (0.48)
                                                                  ===========                ===========
Shares used in pro forma net loss
  per share calculation -- basic
  and diluted......................                                11,174,494                 12,772,845
                                                                  ===========                ===========

                                                               DECEMBER 31,
                                                            -------------------
                                                             1997        1998      JUNE 30, 1999
                                                            -------    --------    -------------
                                                                                    (UNAUDITED)
BALANCE SHEET DATA (IN THOUSANDS)
Cash and cash equivalents.................................  $ 3,900    $  4,648      $  2,970
Working capital...........................................    3,748       4,584         1,337
Total assets..............................................    4,710       8,253         6,975
Long-term debt, less current portion......................      128         240         2,367
Mandatorily redeemable convertible preferred stock........   10,200      18,982        18,982
Accumulated deficit.......................................   (6,106)    (14,454)      (20,528)
Total stockholders' deficit...............................   (6,098)    (13,729)      (18,835)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to OnDisplay are included to identify forward-looking statements. The following discussion should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this prospectus. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We provide a comprehensive suite of e-business infrastructure applications for powering e-business portals and e-marketplaces. Our solution addresses the unique challenges faced by e-business portals and e-marketplaces in both business-to-business and business-to-consumer e-commerce. Our product suite provides an open, scalable, adaptable solution to enable the rapid aggregation, exchange, integration, personalization and syndication of e-business information and services from a broad range of partners, suppliers and customers. Our products enable our e-business portal and e-marketplace customers to: achieve rapid time-to-market, engage and retain customers, increase revenues and marketshare, and attain scalable and agile e-business relationships.

     We were incorporated and commenced operations in August 1996. At that time, we began developing our CenterStage technology platform and shipped our first applications, now known as CenterStage eContent and CenterStage eIntegrate, in the fourth quarter of 1997. These products were used to help customers rapidly migrate from legacy systems to enterprise applications as well as to aggregate content for emerging e-business applications. In the second quarter of 1999, in response to evolving business requirements from our customers, we released and shipped three new products, CenterStage eNotify, CenterStage eBizXchange and CenterStage eSyndicate, to complete our CenterStage suite of e-business products.

     We sell our CenterStage products and related services primarily through a direct sales force based in the United States. In addition, we have entered into strategic relationships to enhance our indirect sales channels. In the future, we expect that the majority of our revenues will continue to be derived from our direct sales force.

     We expect that the significant majority of our revenues will continue to be derived from our CenterStage product suite and related services for the foreseeable future. Our revenues, which consist of software license revenues and service revenues, totaled $265,000 and $3.3 million for the years ended December 31, 1997 and 1998, and $3.7 million for the six months ended June 30, 1999. Substantially all of our revenues since inception have been derived from the license of applications based on our CenterStage technology platform and related services. Our product pricing is principally based on the number of computer servers on which our software resides and content sources used by each customer. Service revenues consist of fees received for consulting, maintenance, customer support and training.

     Revenues from software license agreements are recognized upon shipment or upon notification to the customer of the downloadable software location, provided that a signed contract exists, the fee is fixed and determinable and collection of the resulting receivable is probable and, if applicable, acceptance criteria are met. Service revenues are recognized as services are performed or, with respect to maintenance, ratably over the contract term, typically over one year.

     Our cost of revenues includes costs associated with the electronic transmission of software and royalties for third party embedded software, which are not material, salaries and related expenses for our consulting and training services and customer support organizations, cost of third parties contracted to provide consulting services to customers and an allocation of our facilities and depreciation expenses.

     Our operating expenses are classified into three general categories: sales and marketing, research and development and general and administrative. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each category includes expenses that are unique to the category type, there are commonly recurring expenditures that are typically included in these categories in our operating expenses such as salaries, employee benefits, incentive compensation, bonuses, sales commissions, facilities, communications, third party consultant fees, and travel and entertainment. The sales and marketing category also includes expenses related to marketing programs such as public relations, trade shows, marketing collateral and informational seminars.

     We allocate the total costs for facilities to each functional area that uses the overhead and facilities services based on their headcount. These allocated charges include facility rent for the corporate office, communication charges, and depreciation expense for office furniture and equipment.

     Since inception, we have incurred substantial research and development costs and invested heavily in the expansion of our sales, marketing and professional services organizations to build an infrastructure to support our long-term growth strategy. The number of our full-time employees increased from 39 as of December 31, 1997, to 65 as of December 31, 1998, representing an increase of 66.7%. As a result of investments in our infrastructure, we have incurred net losses in each fiscal quarter since inception and, as of June 30, 1999, had an accumulated deficit of $20.5 million. We anticipate that our operating expenses will increase substantially for the foreseeable future as we expand our product development, sales and marketing and professional services staff. In addition, we expect to incur substantial expenses associated with marketing programs and expanding our sales channels internationally in future periods. In order to manage this significant growth we must invest and implement scalable operational systems, procedures and controls. Accordingly, we expect to incur net losses for the foreseeable future.

     We have recorded aggregate deferred stock-based compensation of $4.6 million. Deferred stock-based compensation is amortized over the life of the options, generally four years. During fiscal 1998, we recorded amortization of deferred stock-based compensation of $618,000 and during the first six-months of fiscal 1999, we recorded amortization of deferred stock-based compensation of $769,000.

     We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets. There can be no assurance we will be successful in addressing such risks and difficulties. Although we have experienced significant revenue growth recently, this trend may not continue. In addition, we may not achieve or maintain profitability in the future.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated:

                                                                                 SIX MONTHS
                                                               YEAR ENDED      ENDED JUNE 30,
                                                              DECEMBER 31,    -----------------
                                                                  1998         1998      1999
                                                              ------------    -------   -------
                                                                                 (UNAUDITED)
License revenues............................................       66.7%         76.0%     53.0%
Service revenues............................................       33.3          24.0      47.0
                                                                -------       -------   -------
     Total revenues.........................................      100.0         100.0     100.0
Cost of revenues............................................       48.5          40.8      54.2
                                                                -------       -------   -------
Gross profit................................................       51.5          59.2      45.8
                                                                -------       -------   -------
Operating expenses
  Sales and marketing.......................................      171.9         207.3     112.0
  Research and development..................................       78.9         117.6      44.8
  General and administrative................................       35.9          31.3      34.2
  Amortization of stock-based compensation..................       18.5          16.8      21.0
                                                                -------       -------   -------
     Total operating expenses...............................      305.2         373.0     212.0
Loss from operations........................................     (253.6)       (313.8)   (166.2)
Interest income and other, net..............................        3.9           3.0       0.1
                                                                -------       -------   -------
Net loss....................................................     (249.7)%      (310.8)%  (166.2)%
                                                                =======       =======   =======

SIX MONTHS ENDED JUNE 30, 1998 AND 1999

  Revenues

     Our revenues are derived from software licenses and related services. Our revenues were $1.2 million and $3.7 million for the six months ended June 30, 1998 and 1999. In the six months ended June 30, 1998 three customers accounted for more than 10.0% of our total revenues, and in the six months ended June 30, 1999 one customer accounted for more than 10.0% of our total revenues.

     License Revenues. Our license revenues were $876,000 and $1.9 million for the six months ended June 30, 1998 and 1999. License revenues represented 76.0% and 53.0% of total revenues for the six months ended June 30, 1998 and 1999. This increase reflected the increased market acceptance of our CenterStage application suite, and an increase in the size and productivity of the sales force.

     Service Revenues. Our service revenues were $276,000 and $1.7 million for the six months ended June 30, 1998 and 1999. Service revenues consist primarily of fees received for consulting and implementation, maintenance, customer support and training services. Service revenues represented 24.0% and 47.0% of total revenues for the six months ended June 30, 1998 and 1999. The increase in service revenues for the six months ended June 30, 1999 over the six months ended June 30, 1998 was primarily due to the increase in our customer base and service contracts performed during this period. We believe that the percentage of total revenues represented by service revenues in prior fiscal periods may not be indicative of levels to be expected in future periods. Due to our limited experience selling our CenterStage product suite, there can be no assurance that continued increases in our license revenues will result in increased service revenues. In addition, we expect that the proportion of our service revenues to total revenues will fluctuate in the future, depending in part on our customers' breadth and scope of implementation and the mix of products implemented.

  Cost of Revenues

     Cost of revenues includes personnel and other costs related to consulting and implementation, customer support and training. Our cost of revenues was $470,000 and $2.0 million for the six months ended June 30, 1998 and 1999. Cost of revenues was 40.8% and 54.2% of revenues for the six months ended June 30, 1998 and 1999. This increase was primarily due to an increase in professional service support personnel to manage and support our growing customer base. To date, cost of service revenues has exceeded service revenues primarily due to our investment in our consulting and training services and customer support organizations. Cost of revenues as a percentage of revenues may vary between periods due to the mix of services we provide.

  Operating Expenses

     Sales and Marketing. Our sales and marketing expenses increased 71.4% from $2.4 million in the six months ended June 30, 1998 to $4.1 million in the six months ended June 30, 1999. This increase was primarily due to increased sales commissions, an increase in the number of sales and marketing employees, and increases in marketing program spending. We believe that a significant increase in our sales and marketing efforts is essential for us to maintain our market position and further increase acceptance of our CenterStage products and related services. Accordingly, we believe sales and marketing will increase in future periods as we continue to invest significantly in these functions.

     Research and Development. Our research and development expenses increased 20.9% from $1.4 million in the six months ended June 30, 1998 to $1.6 million in the six months ended June 30, 1999. This increase was primarily due to increased charges for consulting services. We believe that continued investment in our research and development efforts is essential for us to improve our market position, expand our product line and enhance the common technology platform for our suite of products. Accordingly, we anticipate that we will continue to significantly invest in research and development for the foreseeable future, and research and development expenses are likely to increase in future periods. Technological feasibility of our software is generally not established until substantially all product development is complete. Historically, software development costs eligible for capitalization have been insignificant, and all costs related to research and development have been expensed as incurred.

     General and Administrative. Our general and administrative expenses were $361,000 and $1.3 million for the six months ended June 30, 1998 and 1999. This increase was primarily due to the addition of finance and administrative personnel to support the growth of our business, an increase of outside service expenses associated with increased recruiting efforts and human resource programs, and an increase in the allowance for doubtful accounts related to our increase in revenues. We believe that our general and administrative expenses will continue to increase as a result of the expansion of our administrative staff and expenses associated with being a public company, including annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and professional services fees.

     Amortization of Stock-Based Compensation. Amortization of stock-based compensation was $194,000 and $769,000 for the six months ended June 30, 1998 and 1999. Deferred stock-based compensation is based on the estimated value of common stock as of the date of grant based on our decision to undertake this offering, compared to the option exercise price, which was deemed to be the fair market value as of the date of grant. Deferred stock-based compensation is amortized over the vesting period of such options, usually four years. The increase in amortization of stock-based compensation in 1999 is primarily due to the increased number of option grants and the estimated fair value of our common stock.

     Interest Income and Other, Net. Net interest income and other, net was $35,000 and $2,000 for the six months ended June 30, 1998 and 1999. This decrease was primarily due to higher interest expense incurred from additional borrowings and higher capital lease obligations during the six months ended June 30, 1999, including the expense related to the valuation of warrants granted to a lender as part of these borrowings.

THE PERIOD FROM INCEPTION TO DECEMBER 31, 1996 AND THE YEARS ENDED DECEMBER 31, 1997 AND 1998

  Revenues

     Our revenues were $265,000 and $3.3 million for 1997 and 1998. In 1997, three customers accounted for more than 10.0% of total revenues, and in 1998 two customers accounted for more than 10.0% of our total revenues.

     License Revenues. Our license revenues were $265,000 and $2.2 million in 1997 and 1998. This increase in license revenues was attributable to an increase in sales to new customers resulting from increased headcount in our sales force.

     Service Revenues. Our service revenues were $1.1 million in 1998, which was the first year we offered consulting, implementation, maintenance, training and customer support services. We began recognition of revenues from maintenance contracts in 1998. Service revenues represented 33.3% of our total revenues in 1998.

  Cost of Revenues

     Our cost of revenues was $1.6 million in 1998, which was the first year we offered consulting, implementation, maintenance, training and customer support services. In 1998 we invested in establishing a consulting and customer support organization, which required hiring and training of personnel prior to selling and recognizing revenues for such services. We will continue to build our consulting and customer support organization in the future to support growing customer volume.

  Operating Expenses

     Sales and Marketing. Our sales and marketing expenses were $42,000, $2.8 million and $5.7 million in 1996, 1997 and 1998. These increases were primarily due to our continuing investment in our sales and marketing infrastructure, which included significant personnel-related expenses such as salaries, benefits and commissions, recruiting fees, travel and entertainment expenses, marketing programs, and related costs of hiring sales management, sales representatives, sales engineers and marketing personnel.

     Research and Development. Our research and development expenses were $393,000, $2.0 million and $2.6 million in 1996, 1997 and 1998. These increases were primarily due to the increase in the number of software developers and quality assurance personnel and outside contractors to support our product development and testing activities related to the development and release of our CenterStage suite of products.

     General and Administrative. Our general and administrative expenses were $182,000, $1.2 million and $1.2 million in 1996, 1997 and 1998. The increase from 1996 through 1997 was primarily due to our efforts to increase administrative infrastructure to support our operations, including personnel-related expenses and outside services. Expenses remained flat from 1997 to 1998, primarily due to our efforts to increase infrastructure in revenue related functions during this period, which resulted in no growth in general and administrative expenses.

     Amortization of Stock-Based Compensation. We have recorded aggregate deferred stock-based compensation of $2.2 million through December 31, 1998. Deferred stock-based compensation is amortized over the vesting period of the options, generally four years. During 1998, we recorded amortization of deferred stock-based compensation of $618,000.

     Interest Income and Other, Net. Our interest income and other, net were $45,000, $155,000 and $131,000 in 1996, 1997 and 1998. This increase in interest income and other, net from 1996 to 1997 was primarily due to the net impact of an increase in proceeds received from the issuance of series B and series C preferred stock. The decrease in interest income and other, net, from 1997 to 1998 was primarily due to the combination of interest income as noted previously, offset by an increase in interest expense resulting from a financing agreement established in June 1997 to purchase equipment.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited statement of operations data for the six quarters in the 18-month period ended June 30, 1999 and data expressed as a percentage of our total revenues for the periods indicated. This data has been derived from our unaudited Financial Statements that have been prepared on the same basis as the audited Financial Statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the Financial Statements and Notes thereto. Our quarterly results have been in the past and may in the future be subject to significant fluctuations. As a result, we believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future period.

                                                                      QUARTER ENDED
                                          ---------------------------------------------------------------------
                                          MAR. 31,    JUN. 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUN. 30,
                                            1998        1998        1998         1998        1999        1999
                                          --------    --------    ---------    --------    --------    --------
                                                                     (IN THOUSANDS)
STATEMENT OF OPERATIONS
License revenues........................  $   445     $   431      $   692     $   661     $   628     $ 1,309
Service revenues........................       87         189          376         462         922         796
                                          -------     -------      -------     -------     -------     -------
    Total revenues......................      532         620        1,068       1,123       1,550       2,105
Cost of revenues:.......................      114         356          485         665         878       1,103
                                          -------     -------      -------     -------     -------     -------
Gross profit............................      418         264          583         458         672       1,002
                                          -------     -------      -------     -------     -------     -------
Operating expenses:
  Sales and marketing...................    1,092       1,296        1,737       1,622       1,600       2,493
  Research and development..............      673         682          648         633         738         900
  General and administrative............      194         167          324         516         564         686
  Amortization of deferred stock-based
    compensation........................       77         117          182         242         322         447
                                          -------     -------      -------     -------     -------     -------
    Total operating expenses............    2,036       2,262        2,891       3,013       3,224       4,526
Loss from operations....................   (1,618)     (1,998)      (2,308)     (2,555)     (2,552)     (3,524)
Interest income (expenses) and other,
  net...................................       29           6           48          48          73         (71)
                                          -------     -------      -------     -------     -------     -------
Net loss................................  $(1,589)    $(1,992)     $(2,260)    $(2,507)    $(2,479)    $(3,595)
                                          =======     =======      =======     =======     =======     =======
AS A PERCENTAGE OF TOTAL REVENUES
License revenues........................     83.6%       69.5%        64.8%       58.9%       40.5%       62.2%
Service revenues........................     16.4        30.5         35.2        41.1        59.5        37.8
                                          -------     -------      -------     -------     -------     -------
    Total revenues......................    100.0       100.0        100.0       100.0       100.0       100.0
Cost of revenues:.......................     21.4        57.4         45.4        59.2        56.6        52.4
                                          -------     -------      -------     -------     -------     -------
Gross profit............................     78.6        42.6         54.6        40.8        43.4        47.6
                                          -------     -------      -------     -------     -------     -------
Operating expenses:
  Sales and marketing...................    205.3       209.0        162.6       144.4       103.2       118.4
  Research and development..............    126.5       110.0         60.7        56.4        47.6        42.8
  General and administrative............     36.5        26.9         30.3        45.9        36.4        32.6
  Amortization of deferred stock-based
    compensation........................     14.5        18.9         17.0        21.5        20.8        21.2
                                          -------     -------      -------     -------     -------     -------
    Total operating expenses............    382.7       364.8        270.7       268.3       208.0       215.0
Loss from operations....................   (304.1)     (322.3)      (216.1)     (227.5)     (164.6)     (167.4)
Interest income and other, net..........      5.5         1.0          4.5         4.3         4.7        (3.4)
                                          -------     -------      -------     -------     -------     -------
Net loss................................   (298.7)%    (321.3)%     (211.6)%    (223.2)%    (159.9)%    (170.8)%
                                          =======     =======      =======     =======     =======     =======

     Our quarterly operating results have fluctuated significantly in the past, and will continue to fluctuate in the future, as a result of a number of factors, many of which are outside our control. These factors include:

     - demand for and timing of the sales of our CenterStage products and related services;

     - actions taken by our competitors, including new product introductions and enhancements;

     - changes in the rapidly evolving market for e-business infrastructure applications;

     - our ability to develop, introduce and market e-business infrastructure applications and enhancements to our existing CenterStage products on a timely basis;

     - changes in our pricing policies and those of our competitors; and

     - our inability to complete large sales on schedule.

     We have experienced delays in the planned release dates of our new software products or upgrades in the past, and have discovered software defects in our new products after their introduction. Our new products or upgrades may not be released according to schedule, or when released may contain defects. Either of these situations could result in adverse publicity, loss of revenues, delay in market acceptance and claims by customers brought against us, any of which could harm our business. In addition, the timing of individual sales has been difficult for us to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those anticipated by us. The loss or deferral of one or more significant sales may harm our quarterly operating results.

     Although our first quarter 1999 license revenues were higher than those for the fourth quarter of 1998, in future periods, we expect that seasonal trends may cause first quarter revenues to be lower than the level achieved in the preceding fourth quarter.

LIQUIDITY AND CAPITAL RESOURCES

     Through June 30, 1999, we have funded our operations primarily through sales of equity securities, with net proceeds of $19.0 million, and, to a lesser extent, the use of long-term debt and equipment leases. We had raised $3.0 million from the issuance of long-term debt, and had financed equipment purchases totaling approximately $690,000. Our sources of liquidity, as of June 30, 1999, consisted principally of cash and cash equivalents of $3.0 million. In August 1999, we sold equity securities through the issuance of series D preferred stock, with net proceeds of $16.4 million.

     Net cash used in operating activities was $488,000, $5.4 million and $7.8 million for 1996, 1997 and 1998, and $4.4 million for the six months ended June 30, 1999. For these periods, net cash used by operating activities was primarily a result of funding ongoing operations.

     To date, our investing activities have consisted of purchases of property and equipment. Capital expenditures, including those under capital leases, totaled $137,000, $624,000 and $556,000 for 1996, 1997 and 1998, and $438,000 in
the six months ended June 30, 1999. We finance the acquisition of property and equipment, which consists mainly of computer hardware and software for our increasing employee base as well as for our management information systems, primarily through capital leases. We expect to experience an increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. We do not expect to incur significant costs to make our products or internal information systems year 2000 compliant, because we believe our products and information systems are designed to function properly through and beyond the year 2000.

     Net cash from financing activities was $3.4 million, $7.0 million and $8.8 million in 1996, 1997 and 1998, and $3.0 million for the six months ended June 30, 1999. For 1997, proceeds from financing activities were primarily received from the private sale of preferred stock of $6.8 million and $200,000 from the sale and lease back of property and equipment. In 1998, proceeds provided by financing activities were primarily from the sale of preferred stock of $8.8 million. For the six months ended June 30, 1999, cash provided by financing activities consisted primarily of $3.0 million from long-term borrowings offset in part by principal payments on capital lease obligations and long-term debt of $108,000.

     We expect to experience significant growth in our operating expenses in the future, particularly in sales and marketing and research and development in order to execute our business plan. As a result, we anticipate that these operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe that the net proceeds from the sale of common stock in this offering will be sufficient to meet our working capital and operating resource expenditure requirements for at least the next twelve months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

YEAR 2000 COMPLIANCE

  Background of Year 2000 Issues

     Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates because these systems were developed using two digits rather than four to determine the applicable year. For example, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This error could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with year 2000 requirements.

  State of Readiness

     Our business is dependent on the operation of numerous systems that could potentially be affected by year 2000-related problems. Those systems include, among others:

     - software products sold to customers;

     - hardware and software systems used by us to deliver products and services to customers, including our proprietary software systems as well as software supplied by third parties;

     - communications networks such as the Internet and private Intranets;

     - the internal systems of our customers and suppliers;

     - the hardware and software systems used internally by us in the management of our business; and

     - non-information technology systems and services, such as power, telephone systems and building systems.

     We have tested our software products and have determined that current versions of all of our software products are year 2000 compliant by ensuring our products support the use, output, storage, entry and creation of all dates before, on, and after January 1, 2000. This assumes that all other hardware and software products used in conjunction with our products can properly exchange accurate date data. We are evaluating the year 2000 compliance of our products currently under development.

     We have established a year 2000 compliance team, composed of high-level representatives of the product, information systems, and general administrative departments to evaluate our internal and external systems. The team has been charged with the responsibility of formulating and implementing our year 2000 readiness and is applying a phased approach to analyzing our operations and relationships as they relate to the year 2000 problem. The phases of our year 2000 program are as follows:

     Phase 1:  establishment of a year 2000 team;

     Phase 2: assignment of responsibility for external issues, such as products licensed by us, internal issues, such as systems, facilities, equipment, software and legal audit;

     Phase 3: inventory of all aspects of our operations and relationships subject to the year 2000 problem; and

     Phase 4:  remediation and testing.

     We plan to complete testing of our internal and external systems by October 1999. We have completed Phases 1 and 2 of our program and are currently in the process of completing Phase 3.

  Risks Related to Year 2000 Issues

     Based on our assessment to date, we believe the current versions of our software products are year 2000 compliant. However, our products are generally integrated into enterprise and other systems involving sophisticated hardware and complex software products which may not be year 2000 compliant. In addition, in some cases, certain earlier year 2000 compliant versions of our software, while compatible with earlier, non-year 2000 compliant versions of other software products with which our software is integrated, are not compatible with certain more recent year 2000 compliant versions of other software providers. While we do not believe we have any obligation under these circumstances given that these customers are using our older versions of our software products, there can be no assurance that we will not be subject to claims or complaints by our customers. Our year 2000 compliance efforts may depend on our customers' ability to manage their own year 2000 issues. We sell our products to companies in a variety of industries, each of which is experiencing different year 2000 compliance issues. Customer difficulties with year 2000 issues might require us to devote additional resources to resolve underlying problems.

     Although we have not been a party to any litigation or arbitration proceeding related to year 2000 compliance issues to date involving our products or services, there can be no assurance that we will not be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. The costs of defending and resolving year 2000-related disputes, regardless of the merits of such disputes, and any liability for year 2000-related damages, including consequential damages, would have a material adverse effect on our business, operating results and financial condition. In addition, we believe that purchasing patterns of customers and potential customers may be affected by year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for year 2000 compliance or defer additional software purchases until after 2000. To the extent year 2000 issues cause significant delay in, or cancellation of, decisions to purchase our products or services, our business would be adversely affected.

     We are also reviewing our internal management information and other external systems in order to identify any products, services or systems that are not year 2000 compliant. To date, we have not encountered any material year 2000 problems with our computer systems or any other equipment that might be subject to such problems. Our plan for the year 2000 calls for compliance verification of external vendors supplying software and information systems to us and communication with significant suppliers to determine the readiness of third parties' remediation of their own year 2000 issues. In the event that any such third parties' products, services or systems do not meet year 2000 requirements on a timely basis, our business could be adversely affected. We could also experience adverse effects on our business if we fail to identify all year 2000 dependencies in our systems and in the systems of our suppliers, customers and financial institutions. Therefore, we plan to develop contingency plans for continuing operations in the event such problems arise, but do not presently have a contingency plan for handling year 2000 problems that are not detected and corrected prior to their occurrence. We have not completed our year 2000 investigation, and there can be no assurance that the total cost of our year 2000 compliance efforts will not be material to our business. We may not identify and remediate all significant year 2000 problems on a timely basis, remediation efforts may involve significant time and expense, and unremediated problems may have an adverse effect on our business.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company is in the process of evaluating the impact of this pronouncement.

     In April 1998, the Accounting Standards Executive Committee released Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 is effective for fiscal years beginning after December 15, 1998 and requires companies to expense all costs incurred or unamortized in connection with start-up activities. The adoption of this SOP is not expected to have any significant effect on the Company's results of operations as the Company had expensed such start-up costs in prior years.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities and will be adopted in the year 2000. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company is in process of evaluating the impact of this pronouncement.

     In December 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position 98-9, modification of SOP 97-2, "Software Revenue Recognition," with Respect to Certain Transactions. SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. The Company is in process of evaluating the impact of this pronouncement.

                                    BUSINESS

OVERVIEW

     We provide a comprehensive suite of e-business infrastructure applications for powering e-business portals and e-marketplaces. Our solution addresses the unique challenges faced by e-business portals and e-marketplaces in both business-to-business and business-to-consumer e-commerce. Our product suite provides an open, scalable, adaptable solution to enable the rapid aggregation, exchange, integration, personalization and syndication of e-business information and services from a broad range of partners, suppliers and customers. Our products enable our e-business portal and e-marketplace customers to: achieve rapid time-to-market, engage and retain customers, increase revenues and marketshare, and attain scalable and agile e-business relationships. Our customers include: Aspect Development, ClubComputer.com, FASTXchange, Harbinger Corporation, Impulse! Buy!, The Trip.com, Sabre/Travelocity.com and telstreet.com.

INDUSTRY BACKGROUND

     As the Internet has emerged as the fastest growing global communications medium in history, companies across multiple industries have been forced to leverage the ubiquity and openness of the Web to remain competitive. Nearly every company in the world today faces the strategic imperative of re-creating itself into an electronic commerce, or e-commerce, company, augmenting or even replacing its traditional distribution, supply chain, and customer-service channels with Internet-based channels. Although the first generation of e-commerce consisted primarily of basic Web sites offering product information for marketing purposes, today the stakes are higher. Successful companies now need to create value-added relationships with partners and suppliers and offer differentiated and unique online services to customers. By extending core business processes over the Internet and integrating systems with partners, suppliers, and customers, these companies seek to achieve significant competitive advantage, increased customer satisfaction and new sources of revenues. This next generation of e-commerce, often referred to as e-business, is transforming the way business is done and has given rise to the "Internet economy."

     With the evolution of the Internet as a primary means of conducting business, both in business-to-business and business-to-consumer markets, competitive pressures have driven new and more sophisticated forms of e-commerce to emerge. In the Internet economy, companies find it increasingly difficult to differentiate their offerings on the basis of products, price or location. As a result, vendors must deliver comprehensive business services and information to offer enhanced value to their partners, suppliers and customers. In particular, companies seek to participate in two complementary e-business channels -- e-business portals and e-marketplaces -- as distinct ways to capitalize on the Internet, expand their businesses and protect their revenue opportunities. These channels are complementary since many vendors will create their own e-business portal to directly sell their own goods and services in addition to offering those goods and services through participation in an e-marketplace.

     E-BUSINESS PORTALS. An e-business portal is an online destination site where vendors create value-added relationships with their customers or business partners by offering an expanded set of information and services. For example, a business-to-consumer, travel-oriented e-business portal enables visitors to gain information about all aspects of the travel experience, including airfare, hotel availability, cultural activities, weather and current events, and then purchase all of the goods and services for a particular trip without having to leave the portal at any point in the process.

     E-MARKETPLACES. An e-marketplace is a comprehensive trading hub designed to efficiently broker transactions and services among multiple buyers and sellers. For example, a business-to-business e-marketplace acts as an intermediary to enable businesses to interact with potentially thousands of discrete vendors, compare parts, prices and configurations among those vendors, and then purchase all of the goods and services from one or several vendors without having to leave the e-marketplace at any point in the process.

     The Internet economy is poised for rapid growth, across both business-to-business and business-to-consumer markets. According to Forrester Research, the volume of business-to-business e-commerce transacted through e-business portals, e-marketplaces and other e-business offerings will grow from $43 billion in 1998 to $1.3 trillion in 2003.

     There are many demands placed on the infrastructure of e-business portals and e-marketplaces. Companies deploying e-business portals and e-marketplaces must be able to offer a broad range of dynamic information and services from a large, diverse set of partners, suppliers and customers, and do so faster than their competitors. Compounding this challenge is the fact that these e-business relationships require agility in terms of flexible, adaptable connections that accommodate rapid change. No single standard can be imposed on all suppliers of information and services offered by e-business portals and e-marketplaces.

     To successfully address these business requirements, e-business portals and e-marketplaces must meet complicated technical requirements. Key technical requirements include:

     - Aggregation -- capturing and transforming diverse information from a broad range of sources and in multiple formats;

     - Exchange -- enabling the exchange of business documents, including purchase orders, for secure, real-time process automation among business partners;

     - Integration -- integrating e-business portals and e-marketplaces with operational systems to synchronize and automate services and transactions;

     - Personalization -- offering proactive notification of the availability of new information and events based on criteria defined by the end user; and

     - Syndication -- enabling businesses to package and publish critical information in a broad range of formats to their customers and business partners.

     Given these requirements, e-business portals and e-marketplaces face significant challenges in effectively scaling their businesses to fully capitalize on the opportunities created by the Internet. Existing approaches for addressing these challenges are limited. The most common approaches consist of manual, custom systems, which may be adequate initially, but tend to break down as the e-business portals and e-marketplaces expand to provide additional services and information from an ever-increasing number of partners, suppliers and customers. Many of these custom approaches incorporate single-function products that address particular infrastructure needs but do not offer a comprehensive solution that spans each of the important requirements. These custom approaches often lack:

     - Speed of deployment;

     - Scalability to accommodate growth to thousands of discrete participants;

     - Agility to accommodate rapid change; and

     - Comprehensiveness to meet the demands of a broad range of e-business relationships and interactions.

     As a result, there is a need for e-business infrastructure applications that provide a comprehensive solution for powering e-business portals and e-marketplaces. This solution must be open, scalable and adaptable to enable the rapid aggregation, exchange, integration, personalization and syndication of dynamic information and services from a broad range of partners, suppliers, and customers.

ONDISPLAY SOLUTION

     We provide a comprehensive suite of e-business infrastructure applications for powering e-business portals and e-marketplaces. Our solution addresses the unique challenges faced by e-business portals and e-marketplaces in both business-to-business and business-to-consumer e-commerce. Our product suite spans each of the key infrastructure requirements: aggregation and syndication of diverse content and information; automation of critical business-to-business transactions; integration with operational systems; and proactive notification to enhance customer loyalty.

     Our solution enables our e-business portal and e-marketplace customers to:

     - ACHIEVE RAPID TIME-TO-MARKET. Our products enable our customers to rapidly deploy e-business portals and e-marketplaces. We provide a comprehensive application suite that eliminates the need for months of custom programming and that reduces the customer's reliance on complex systems integration. As a result, we enable our customers to dramatically shrink their time-to-market.

     - ENGAGE AND RETAIN CUSTOMERS. By automating the aggregation of a wide variety of rich, relevant, and timely information and services, our solution enables e-business portals and e-marketplaces to transform their Web sites into highly convenient destination locations for their customers. In addition to aggregating diverse information and services, we offer a personalization product that enables our customers to automatically notify their participants of newly available information. These personalization and rich content capabilities enable e-business portals and e-marketplaces to turn temporary visitors into buyers and to then build high-quality relationships with those buyers over time.

     - INCREASE REVENUES AND MARKET SHARE. Our products enable our customers to create superior Internet revenue channels through the rapid delivery of high quality information and services, and through achieving efficient interactions with suppliers and other business partners. These superior Internet revenue channels may, in turn, drive market share expansion as our customers are able to enhance their competitive position and extend their market leadership.

     - ENABLE SCALABLE AND AGILE E-BUSINESS. Our solution enables our customers to be more agile in responding to the rapid pace of change associated with the Internet economy. By delivering an easy-to-use and highly flexible product suite, we provide our customers with the ability to handle a broad range of rapidly changing business relationships. Our solution is scalable to support thousands of participants and partners, flexible to accommodate rapidly changing relationships and industry standards, and adaptable to manage disparate systems and ways of doing business.

ONDISPLAY STRATEGY

     Our objective is to become the leading provider of comprehensive, e-business infrastructure applications for powering e-business portals and e-marketplaces. Key elements of our strategy to achieve this objective are:

     - TARGET E-BUSINESS PORTAL AND E-MARKETPLACE MARKETS. We intend to establish our brand and expand market share in two large and growing e-business markets: e-business portals and e-marketplaces. In the e-business portal market we will target both traditional and Internet-based businesses across specific markets with critical and urgent e-business needs. Our strategy is to pursue industries that have a large number of fragmented buyers and sellers and conduct large amounts of commerce. At the same time, we intend to aggressively expand our presence in the e-marketplace market, which we believe represents a huge opportunity as e-marketplace businesses become pioneers in the use of automated, robust and scalable information exchange solutions.

     - LEVERAGE CUSTOMER NETWORK EFFECTS. As our customers use our solution across their network of suppliers, buyers and other trading partners, numerous other e-business participants become aware of our products and their features and are continually exposed to our products with subsequent exchanges of critical business information. This allows parties throughout the e-business community to experience the benefits that our products deliver first hand, which creates a powerful network effect that drives more rapid product recognition and adoption. We intend to leverage this visibility across our targeted markets in order to drive increased sales, which in turn should further accelerate the network effect.

     - EXTEND OUR TECHNOLOGICAL LEADERSHIP. We intend to continue to innovate comprehensive e-business infrastructure solutions based on our technology and emerging industry standards. Our core CenterStage technology provides a powerful foundation for seamless information exchange between e-business participants. With each succeeding generation of our technology, we have extended this foundation and added features that increase the range of functions and ease-of-use of our solutions. For example, as the Internet becomes the preferred medium for business transactions of all types, companies are increasingly using extensible markup language (XML) as the standard upon which to base their interactions with customers and trading partners. We intend to take advantage of this trend by continuing to offer a highly automated, easy-to-use XML solution.

     - BUILD UPON OUR NETWORK OF RELATIONSHIPS. We are building strategic relationships with a variety of industry leading independent software vendors, platform providers and systems integrators. We intend to utilize and extend this network to reach target markets, accelerate the adoption of our technologies, and test and validate our next-generation product and technology. These relationships enable us to focus on our core competencies, while offering our customers highly complementary technologies from industry leaders and innovators. We believe that these relationships, in addition to others that we intend to pursue, will help validate and accelerate the widespread adoption of our e-business infrastructure solutions.

     - EXPAND OUR INTERNATIONAL PRESENCE. We intend to penetrate global markets through aggressive expansion of our worldwide field sales, marketing, and services organizations. We are currently establishing and staffing international headquarters and field sales offices in Europe. We also expect to establish relationships with international distributors and systems integrators.

PRODUCTS

     We provide an integrated solution for enabling the rapid aggregation, exchange, integration, personalization and syndication of critical information and services for e-business portals and e-marketplaces. Our products are complementary, but can be purchased separately, so that online businesses can select the individual products they need to meet their immediate business objectives and then add additional CenterStage products as their requirements evolve.

     Each CenterStage product is sold based on the number of servers and content sources. The CenterStage product suite includes:

     - CENTERSTAGE ECONTENT. Our CenterStage eContent application enables the rapid aggregation and preparation of disparate content for e-business portals and e-marketplaces. Whether the source format is HTML, XML, flat file, database, real-time feed or application, CenterStage eContent lets users load, update and manage diverse content rapidly and easily.

     - CENTERSTAGE EBIZXCHANGE. Our CenterStage eBizXchange application takes advantage of XML technologies to enable the rapid and transparent exchange of business transactions across a web of trading partners. This can be accomplished across corporate firewalls using both "tight" and "loose" collaboration models. CenterStage eBizXchange's tight collaboration model allows business partners to define a standard approach for business-to-business commerce exchange, using XML or another chosen format. CenterStage eBizXchange provides the ability to prepare and deliver formatted transactions to such business partners, and also to receive transactions and transform them into the appropriate format for internal use. This product's loose collaboration model, meanwhile, enables the e-business to complete a transaction by automatically "driving" a partner's Web site without the need for explicit format agreement.

     - CENTERSTAGE EINTEGRATE. Our CenterStage eIntegrate product provides a complete solution for creating and deploying comprehensive interfaces to tie the e-business portal or e-marketplace with existing internal applications, behind the corporate firewall. This integration enables the portal's customers, partners, and suppliers to perform functions such as placing an order or checking inventory availability, with the source data accessible from an internal enterprise resource planning or other operational system including applications from SAP, PeopleSoft, and Oracle.

     - CENTERSTAGE ENOTIFY. Our CenterStage eNotify product allows e-businesses to offer personalized updates to customers through e-mail or pager, to foster long-lasting, profitable relationships. Unlike many existing personalization programs that track behavior patterns to implement targeted sales offers, CenterStage eNotify enables online visitors to enter their own preferences on the e-business Web site to receive personalized alerts. CenterStage eNotify can support large numbers of concurrent subscriptions.

     - CENTERSTAGE ESYNDICATE. Our CenterStage eSyndicate product enables real-time content exchange among trading partners, leveraging a powerful publish-and-subscribe engine. CenterStage eSyndicate intelligently brokers and routes content among trading partners and can be configured to deliver content using any electronic format, open standard or industry protocol. CenterStage eSyndicate is capable of continuously routing a wide range of dynamic, heterogeneous content.

--------------------------------------------------------------------------------------------------
          PRODUCT                         FEATURES                           BENEFITS
--------------------------------------------------------------------------------------------------
 CenterStage eContent         - Rapid, automated content         - Quick access to rich, relevant
                                aggregation from diverse           content from the most
                                sources                            appropriate source available
                              - Dynamic access to structured     - Fresh content delivered
                                and unstructured data              automatically
                              - Easy-to-use interface            - Reduces deployment cost by not
                                                                   requiring programmer support
                              - Scalable execution               - Supports high volumes of data
                                                                   and large numbers of concurrent
                                                                   users
--------------------------------------------------------------------------------------------------
 CenterStage eBizXchange      - Automated transaction exchange   - Time and cost savings from
                                with business partners             elimination of manual processes
                              - Support for "loose"              - Exchange transactions with
                                collaboration                      multiple trading partners
                                                                   without requiring changes to
                                                                   the partner's infrastructure
                              - Support for "tight"              - Rapidly facilitates business
                                collaboration models using         transactions using reliable,
                                industry standards                 highly secure connections
                              - Scalable, high-volume execution  - Quick and reliable business
                                environment                        exchange processing
--------------------------------------------------------------------------------------------------
 CenterStage eIntegrate       - Automated, rapid integration of  - Reduces manual integration
                                e-business portal with internal    processes
                                applications
                              - Scalable, real-time execution    - Support for high transaction
                                                                   volumes with complex business
                                                                   process routing
                              - Integration with industry        - Flexibility to route
                                leading message brokers            transactions and messages while
                                                                   leveraging existing enterprise
                                                                   infrastructures
                              - PeopleSoft, Oracle and SAP       - Tight integration with leading
                                Integration Toolkits               Enterprise Resource Planning
                                                                   applications
--------------------------------------------------------------------------------------------------
 CenterStage eNotify          - Personalized subscription-based  - Proactive, permission-based
                                notification                       interaction to engage and
                                                                   retain customers
                              - Event-based execution            - Notifications based on fresh,
                                environment                        relevant content
                              - Delivery of alerts via email     - Immediate, reliable
                                and pager                          notification using customer's
                                                                   preferred medium
--------------------------------------------------------------------------------------------------
 CenterStage eSyndicate       - Automated, rules-based content   - Customized information based on
                                publication based upon user        partner-specific requirements
                                subscriptions
                              - Content publishing in multiple   - Flexibility to syndicate
                                formats                            content to a wide range of
                                                                   business partners
                              - Continuous routing of dynamic    - Automatic support for fast-
                                data using industry standards      changing information
--------------------------------------------------------------------------------------------------

                                      LOGO

     Using the CenterStage application suite, an e-business portal can rapidly automate and continuously manage the flow of information among its customers, suppliers and other business partners. In the diagram above, the e-business portal uses CenterStage eContent to quickly gather and transform diverse product and other information from a large community of suppliers, regardless of source format. In addition, the e-business portal uses CenterStage eBizXchange to automate business transactions with suppliers and also with e-marketplaces and other trading partners, including affiliates. CenterStage eIntegrate is used to synchronize internal information with the e-business portal. The e-business portal may use CenterStage eNotify to proactively deliver personalized notifications to customers, while it uses CenterStage eSyndicate to publish customized product catalogs and price lists to affiliates and e-marketplaces.

                                      LOGO

     An e-marketplace may use the CenterStage product suite to automate and seamlessly manage the flow of information and transactions among multiple buyers, suppliers and trading partners. The e-marketplace is able to leverage CenterStage eContent to aggregate and transform diverse data from multiple suppliers, while using CenterStage eBizXchange to handle multiple simultaneous transactions among buyers, affiliates and suppliers. CenterStage eSyndicate can be used to proactively syndicate content of interest to buyers and affiliates using a variety of formats. Concurrently, participant buyers and suppliers can use CenterStage eIntegrate to synchronize their internal applications with their e-business operations.

     Each of the participants in the e-business value chain are able to use our CenterStage product suite to exchange information and services with other participants. For example, suppliers may use CenterStage eSyndicate to publish information to multiple e-marketplaces simultaneously, just as an e-business portal is able to publish information to its customers. Similarly, corporate buyers may use CenterStage eIntegrate to link their Web-based procurement applications to operational systems.

SERVICES

     Our professional services organization works with customers to ensure that they meet their business objectives and achieve their expected return on investment. We focus on the rapid deployment of e-business solutions by taking advantage of an experienced team of consultants. Our professional services organization brings a diverse set of skills and experiences -- combining both business and technical expertise to quickly meet our customers' requirements. Our professional services include:

     - On-site training;

     - Installation and implementation;

     - System and application design;

     - Data transformation;

     - Interface development; and

     - Maintenance and support.

ARCHITECTURE

     Our CenterStage product suite is based on the CenterStage technology platform. This platform provides a means to develop and execute agents for accessing, harvesting, transforming and distributing content and transactions using multiple approaches. Our CenterStage technology platform provides easy application customization capabilities along with a high-performance execution engine for run-time environments.

     The CenterStage architecture provides the following environments:

     - Rapid development environment -- graphical development environment for creating CenterStage agents and for tailoring the resulting information display; and

     - Execution/routing environment -- featuring a high-volume, scalable execution server for processing information agents.

                        CENTERSTAGE ARCHITECTURE GRAPHIC

     Rapid Development Environment

     At the core of our CenterStage technology platform is a graphical development environment to create and test information retrieval and transformation agents. These agents have the ability to access information from multiple sources in many different formats. Some of these sources include the Web, databases, software applications and various information systems. Formats supported include Internet communication standards, including HTML, XML and EDI, reports, tables and application data. Once this data is accessed, a parsing and query engine retrieves the appropriate information and provides it to the user in an easy-to-use manner for transformation and mapping into one or more outputs. The retrieved data can also be output in various formats, including HTML, XML, text, tables, EDI and as application data into vendor-delivered application interfaces.

     Flexible Execution/Routing Environment

     Our flexible CenterStage technology architecture can process agents in three ways:

     - The Agent Engine processes large batches of information on a one-time or regularly scheduled basis;

     - The Agent Server handles multiple requests simultaneously and also includes a load balancing feature, which distributes requests across multiple servers; and

     - The Content Broker enables the publishing of agents based on user-defined events. These agents can be published through a wide variety of delivery mechanisms, including message brokers, application interfaces, Internet connections, e-mail and pagers.

CUSTOMERS

     The following is a list of our customers as of August 31, 1999 who have purchased CenterStage products for use in e-business portal or e-marketplace applications.

Aspect Development                      International eCommerce
Bridge Information Systems              MARS Music
Carlson Travel Group                    Micro Warehouse
Classified Ventures                     Orlando Sentinel Communications
ClubComputer.com                        RMI.NET
FASTXchange                             Sabre/Travelocity.com
Harbinger Corporation                   telstreet.com
Impulse! Buy Network                    TheTrip.com

SALES AND MARKETING

     We market our CenterStage products and related services primarily through a direct sales organization. Our direct sales organization focuses on sales to recently formed companies that are creating e-business portals and e-marketplaces and larger corporate customers building or improving their Web presence. We maintain a sales office in our headquarters in San Ramon, CA and in offices located in the following metropolitan areas: Atlanta, Boston, Denver, Houston, Indianapolis, Los Angeles, Mt. Laurel, NJ and New York. We intend to increase our North American sales force by opening additional field sales offices and adding sales representatives to our existing territories. Additionally, we intend to expand our presence in international markets by building an international sales force.

     Since our inception, we have invested substantial resources in a broad range of marketing activities to generate demand, gain corporate brand identity, establish the e-business portal and e-marketplace product category and educate the market about our products and services. These activities have included advertising, including both print and online, direct marketing, including direct mail and e-mail and online seminars, public relations, participating in trade shows and conferences and providing product information through our Web site.

     In addition to the direct sales channel, we have also entered into several marketing and referral agreements with industry leading software companies. As part of these agreements our partners introduce our products and services to prospective customers to generate qualified sales leads. These agreements enable us to expand our potential market and help to validate our solution.

     As part of our sales and service offerings, we provide comprehensive product support through a variety of methods. Our experienced support team members understand the problems our customers face and work closely with them to help provide solutions. This comprehensive support enables us to ensure our customers' satisfaction and increases opportunities for repeat sales and positive customer references.

COMPETITION

     The market for our products and services is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. Competitors vary in size and in the scope and breadth of the products and services offered. To date, we have faced competition and sales resistance from the internal information technology departments of current and potential customers that have developed or may develop in-house systems that may substitute for those we offer. We expect that internally developed infrastructure systems will continue to be a principal source of competition for the foreseeable future. In the license of e-commerce products, we primarily encounter competition from webMethods. If we are successful, we expect to encounter many additional competitors in the future. In addition, because there are relatively low barriers to entry in the software market, we expect additional competition from other established and emerging companies as the Internet software market continues to develop and expand. In particular, we believe we may face competition from IBM, Microsoft, Oracle and Sun Microsystems as those companies may perceive entry into our market segment as strategic. We also may face competition from established companies in the enterprise application integration and e-business platform markets, any of which could build and market products that would reduce or eliminate the need for our technology.

     We believe that the principal competitive factors affecting our market include core technology, product features, product quality and performance and customer service. Although we believe that our products and services currently compete favorably with respect to these factors, our market is relatively new and is rapidly evolving. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

     Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with current and potential customers of ours, have extensive knowledge of our industry and are capable of offering a comparable solution. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products and services to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of software industry consolidations.

     Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, operating results and financial condition. We may not be able to compete successfully against current and future competitors.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we seek to protect through a combination of copyright, trade secret and trademark law. We also enter into confidentiality or license agreements with our employees and consultants, and corporate and strategic partners and generally seek to control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We pursue the registration of our trade and service marks in the United States and internationally, and we have registered the trademarks OnDisplay and CenterStage in the United States. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information is difficult.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving. We cannot give any assurance as to the future viability or value of any of our proprietary rights. In addition, we cannot give any assurance that the steps taken by us will prevent misappropriation or infringement of our proprietary information. Any intellectual property infringement or misappropriation, should it occur, could have a material adverse effect on our business, operating results and financial condition.

     In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any intellectual property litigation would result in substantial costs and diversion of resources and management attention and could have a material adverse effect on our business, operating results and financial condition. Our business activities may infringe upon the proprietary rights of others, and other parties may assert infringement claims against us. Any claim and resultant litigation, should it occur, might subject us to significant liability for damages and might result in invalidation of our proprietary rights and even if not meritorious, would be time consuming and expensive to defend and would result in the diversion of management time and attention, any of which might have a material adverse effect on our business, operating results and financial condition.

EMPLOYEES

     As of August 31, 1999, we employed 80 persons. Our success will depend in large part upon our ability to attract and retain employees. We face competition in this regard from other companies, but we believe that we maintain good relations with our employees.

FACILITIES

     We sublease approximately 20,000 square feet of office space in two office locations in San Ramon, California and smaller sales offices located in the following metropolitan areas: Atlanta, Boston, Denver Houston, Indianapolis, Los Angeles, Mt. Laurel, NJ and New York. We believe that our San Ramon facilities will meet our space requirements for the next year. The sublease for the San Ramon facilities expire in July 2000 and July 2002 with no option to extend.

LEGAL PROCEEDINGS

     We are not presently a party to any material legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth, as of August 31, 1999, certain information concerning our executive officers and directors:

                    NAME                       AGE                      POSITION
                    ----                       ---                      --------
Mark Pine....................................  45    President and Chief Executive Officer, Director
Carol Richwood...............................  38    Vice President, Corporate Controller
Trung Dung...................................  32    Chief Technology Officer
Mark Deppe...................................  47    Vice President, Software Development
Olivier Sermet...............................  34    Vice President, Worldwide Field Operations
Timothy Barrows(1)...........................  42    Director
Promod Haque(1)(2)...........................  51    Director
John Mandile.................................  38    Director
Christopher Spray............................  43    Director
Margaret Taylor..............................  48    Director
Carmine Villani(2)...........................  56    Director

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Mark Pine is a founder of OnDisplay and has served as our President and Chief Executive Officer and as a member of our board of directors since August 1996. From 1994 to 1996, Mr. Pine served as a part-time consultant to various software companies. From 1990 to 1994, Mr. Pine was the Vice President of Engineering and Senior Vice President of Sybase, Inc. overseeing Sybase's largest product division. Prior to joining Sybase, Mr. Pine was a part of the founding management team of ARIX Corporation and Parallel Computers. Mr. Pine holds a B.A. from University of California, San Diego.

     Carol Richwood has served as our Vice President, Corporate Controller since April 1999. From June 1997 to April 1999, Ms. Richwood served in various positions at PeopleSoft, Inc, including Controller of PeopleSoft Select. From October 1989 to June 1997, she served in various capacities, including Group Controller of the software services division of VeriFone, Inc. Ms. Richwood holds a B.S. from San Francisco State University and is a certified public accountant.

     Trung Dung is a founder of OnDisplay and has served as our Chief Technology Officer since August 1996. Prior to joining OnDisplay, from August 1995 to June 1996, Mr. Dung held several senior software development positions at Open Market, Inc. From 1991 to July 1995, Mr. Dung held various technical positions with GTE Laboratories and Software Emancipation Technology. Mr. Dung holds a B.S. from University of Massachusetts and attended graduate school at Boston University from 1988 to 1993.

     Mark Deppe has served as our Vice President Software Development since October 1996. From August 1990 to October 1996, Mr. Deppe served in various technical positions, including Senior Director of Engineering, at Sybase, Inc. Prior to joining Sybase, Mr., Deppe held senior management positions at Hewlett-Packard, Apple Computer, Software Publishing Corporation and Cooperative Solutions. Mr. Deppe holds a B.S.E. and M.S.E. from University of Michigan.

     Olivier Sermet has served as our Vice President, Worldwide Field Operations since May 1997. From June 1995 to May 1997, Mr. Sermet served as Vice President of Operations and General Manager for Dun & Bradstreet Software. From 1994 to June 1995 Mr. Sermet served as Regional Sales Manager at Racal Datacom. Mr. Sermet holds a Baccalaureate from Ecole de Provence (Marseille France) and an M.B.A. from Northern Illinois University.

     Timothy A. Barrows has served as one of our directors since September 1996. Since 1985, Mr. Barrows has been a general partner of Matrix Partners. Mr. Barrows serves as director of

SilverStream, Inc., Sycamore Networks, Inc. and several private companies. Mr. Barrows holds a B.A. from Williams College and an M.B.A. from Stanford University.

     Promod Haque has served as one of our directors since August 1997. Dr. Haque joined Norwest Venture Partners, a venture capital firm, in November 1990 and is currently managing general partner of the general partner of Norwest Venture Partners. Dr. Haque is a director of Showcase Corporation, Extreme Networks, Inc., Primus Knowledge Solutions, Cerent Corporation, Siara Systems, Transaction Systems Architects, Inc. and several privately held companies. Dr. Haque holds a Ph.D.E.E. degree and an M.S.E.E. degree from Northwestern University, an M.M. degree from the J.L. Kellogg Graduate School of Management, Northwestern University, and a B.S.E.E. degree from the University of Delhi, India.

     John Mandile has served as one of our directors since August 1996. Since September 1996, Mr. Mandile has been a General Partner of Sigma Partners. From August 1995 to April 1996, Mr. Mandile was the President & CEO of Vermeer Technologies, Inc., a Web authoring company that was acquired by Microsoft. From 1988 to 1992 Mr. Mandile was Vice President of Engineering of SQL Solutions, which was acquired by Sybase and after the acquisition served as Vice President of System Management at Sybase from 1992 to July 1995. Mr. Mandile holds a B.S.E. in Engineering Science from Tufts University and an MS in Computer Science from Worcester Polytechnic State University.

     Christopher Spray has served as one of our directors since September 1996. Since 1986, Mr. Spray has been a general partner of Atlas Venture. Mr. Spray holds a B.A. from Oxford University and an M.B.A. from INSEAD.

     Margaret Taylor has served as one of our directors since March 1999. Since 1989, Ms. Taylor has been a Senior Vice President of Operations for PeopleSoft, Inc. Ms. Taylor holds a B.A. from Lone Mountain College.

     Carmine Villani has served as one of our directors since April 1997. Since 1992, Mr. Villani has been Senior Vice President and Chief Information Officer of McKessonHBOC, Inc. Mr. Villani holds a B.A. from Rutgers University.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our compensation committee consists of Messrs. Barrows and Haque. The compensation committee makes recommendations regarding our various incentive compensation and benefit plans and determines salaries for our executive officers and incentive compensation for our employees and consultants.

     Our audit committee consists of Messrs. Haque and Villani. The audit committee makes recommendations to the board of directors regarding the selection of our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our control functions.

BOARD COMPOSITION

     Our bylaws currently authorize seven directors. Our certificate of incorporation and bylaws that become effective upon the completion of this offering provide that our Board will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The Class I directors, Messrs. Mandile and Spray will stand for reelection at the 2000 annual meeting of stockholders. The Class II directors, Messrs. Barrows and Haque will stand for reelection at the 2001 annual meeting of stockholders. The Class III directors, Messrs. Pine and Villani and Ms. Taylor, will stand for reelection at the 2002 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management. There are no family relationships among any of our directors, officers or key employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our compensation committee was, at any time since our formation, an officer or employee of OnDisplay. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. See "Certain Transactions" for a description of transactions between OnDisplay and entities affiliated with members of our compensation committee.

DIRECTOR COMPENSATION

     Directors currently do not receive any cash compensation from OnDisplay for their services as members of the board of directors, although members are reimbursed for expenses in connection with attendance at board of directors and committee meetings. At times in the past we have granted our outside directors options to purchase shares of our common stock under the 1996 Stock Plan. In October 1996, we granted John Mandile an option to purchase 42,500 shares at a per share exercise price of $0.10. In April 1997, we granted Carmine Villani an option to purchase 20,000 shares at per share exercise price of $0.10 and in January 1999, we granted Mr. Villani an option to purchase an additional 20,000 shares at a per share exercise price of $0.40. In March 1999, we granted Margaret Taylor an option to purchase 30,000 shares at per share exercise price of $0.40.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us during the year ended December 31, 1998, to our Chief Executive Officer and to our other most highly compensated executive officers during our last fiscal year. This prospectus refers to these executives as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     ------------
                                                             ANNUAL COMPENSATION      SECURITIES
                                                            ---------------------     UNDERLYING
               NAME AND PRINCIPAL POSITION                  SALARY($)    BONUS($)      OPTIONS
               ---------------------------                  ---------    --------    ------------
Mark Pine.................................................   175,002       5,000            --
  President and Chief Executive Officer, Director
Olivier Sermet............................................   150,002      68,581            --
  Vice President, Worldwide Field Operations
Mark Deppe................................................   150,001          --            --
  Vice President, Software Development
Trung Dung................................................    96,667          --            --
  Chief Technology Officer

OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were awarded to our Named Executive Officers during the year ended December 31, 1998.

     In 1998, we granted options to purchase an aggregate of 781,750 shares of common stock to our employees, directors and consultants. Generally, we grant options at an exercise price equal to the fair market value of the underlying common stock on the date of grant, as determined by our board of directors, and the options vest over four years from the date of grant. In determining the fair market value of our common stock, our board of directors considers valuations of comparable companies, valuations at which we have issued preferred stock, valuation reports and analyses prepared by third parties, the relative rights and preferences of our preferred stock as compared to our common stock, and the lack of liquidity of our securities. Once we become a publicly-held company, the fair market value of our stock will equal its trading market price.

     In accordance with the rules of the Securities and Exchange Commission, the above table sets forth the potential realizable value over the ten-year period from the grant date to the expiration date, assuming rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent our estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future performance of our common stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table set forth for each of the Named Executive Officers the number of shares of common stock acquired and the dollar value realized upon exercise of options during the year ended December 31, 1998 and the number and value of securities underlying unexercised options held at December 31, 1998.

     The "Value of Unexercised In-the-Money Options at December 31, 1998" is based on a value of $0.40 per share, the fair market value of our common stock as of December 8, 1998, as determined by the board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1996 Stock Plan.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                      DECEMBER 31, 1998             DECEMBER 31, 1998
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                        -----------   -------------   -----------   -------------
Mark Pine......................................         --             --               --           --
Olivier Sermet.................................     54,688             --      $ 16,406.40           --
Trung Dung.....................................         --             --               --           --
Mark Deppe.....................................    382,500             --      $114,750.00           --

INCENTIVE STOCK PLANS

1996 STOCK PLAN

     The Board of Directors adopted the 1996 Stock Plan (the "1996 Plan") on August 13, 1996 and the stockholders initially approved the 1996 Plan on September 17, 1996. The 1996 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code") to employees, and for the grant of nonstatutory stock options and stock purchase rights ("SPRs") to employees, directors and consultants.

  Number of Shares of Common Stock Available under the 1996 Plan

     As of August 31, 1999, a total of 3,475,000 shares of common stock were reserved for issuance pursuant to the 1996 Plan, of which options to acquire 3,278,250 shares were issued and outstanding as of that date. The 1996 Plan provides for annual increases in the number of shares available for issuance thereunder, on the first day of each new fiscal year, effective beginning with
fiscal year 2001, equal to the lesser of      % of the outstanding shares of
common stock on the first day of the fiscal year,                shares or a
lesser amount as the Board may determine.

  Administration of the 1996 Plan

     The Board of Directors or a committee of the Board (as applicable, the "Administrator") administers the 1996 Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability of the options and the form of consideration payable upon exercise.

  Options

     The Administrator determines the exercise price of nonstatutory stock options granted under the 1996 Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant. The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the common stock on the date of grant and the term of such option may not exceed ten years. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The Administrator determines the term of all other options.

     No optionee may be granted an option to purchase more than shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an option to purchase up to an additional shares, which shall not count against the yearly limit set forth in the previous sentence.

     An optionee generally must exercise an option granted under the 1996 Plan at the time set forth in the optionee's option agreement after termination of the optionee's status as an employee, director or consultant. Generally, in the case of the optionee's termination by death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of the option's term.

  Stock Purchase Rights ("SPRs")

     The Administrator determines the exercise price of SPRs granted under the 1996 Plan. In the case of SPRs, unless the Administrator determines otherwise, the restricted stock purchase agreement entered into in connection with the exercise of the SPR shall grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with the us for any reason (including death or disability). The purchase price for shares we repurchase pursuant to restricted stock purchase agreements shall generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate that the Administrator determines.

  Transferability of Options and SPRs

     An optionee generally may not transfer options and SPRs granted under the 1996 Plan and only the optionee may exercise an option and SPR during his or her lifetime.

  Adjustments upon Merger or Asset Sale

     The 1996 Plan provides that in the event of a merger, sale or reorganization of OnDisplay with or into any other corporation or the sale of all or substantially all of the assets or outstanding stock of OnDisplay, in which transaction our stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation, 18 months worth of vesting of outstanding options shall accelerate and become exercisable. The 1996 Plan also provides that in the event of a merger of OnDisplay with or into another corporation, the successor corporation shall assume or substitute each option or SPR. If the outstanding options or SPRs are not assumed or substituted, the Administrator shall provide notice to the optionee that he or she has the right to exercise the option or SPR as to all of the shares subject to the option or SPR, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or SPR will terminate upon the expiration of the 15-day period.

  Amendment and Termination of the 1996 Plan

     Unless terminated sooner, the 1996 Plan will terminate automatically in 2006. In addition, the Board of Directors has the authority to amend, suspend or terminate the 1996 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 1996 Plan.

1999 EMPLOYEE STOCK PURCHASE PLAN

     Concurrently with the offering, we intend to establish an Employee Stock Purchase Plan (the "Purchase Plan").

  Number of Shares of Common Stock Available under the Purchase Plan

     A total of                shares of common stock will be made available for
sale. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of
each fiscal year, beginning with the fiscal year      , equal to the lesser of
     % of the outstanding shares of common stock on the first day of the fiscal
year,                shares, or such other amount as may be determined by the
Board.

  Administration of the Purchase Plan

     The Board of Directors or a committee appointed by the Board of Directors administers the Purchase Plan. The Board of Directors or its committee has full and exclusive authority to interpret the terms of the Purchase Plan and determine eligibility.

  Eligibility to Participate

     Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the Purchase Plan if such employee:

     - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of OnDisplay, or

     - whose rights to purchase stock under all employee stock purchase plans of OnDisplay accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

  Offering Periods and Contributions

     The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after
               and                of each year, except for the first such
offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or
before                .

     The Purchase Plan permits participants to purchase common stock through
payroll deductions of up to      % of the participant's eligible compensation
which includes the participant's base salary, wages, overtime pay, commissions, bonuses and other compensation remuneration paid directly to the employee. The maximum number of shares a participant may purchase during a six-month purchase
period is                shares.

  Purchase of Shares

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each six-month purchase period. The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning of an offering period or after a purchase period end. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

  Transferability of Rights

     A participant may not transfer rights granted under the Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

  Adjustments upon Merger or Asset Sale

     The Purchase Plan provides that, in the event of a merger of OnDisplay with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute for each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

  Amendment and Termination of the Purchase Plan

     The 1999 Purchase Plan will terminate in 2009. However, the board of directors has the authority to amend or terminate the Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

CHANGE OF CONTROL ARRANGEMENTS

     Under our 1996 Stock Plan, in the event of a merger, sale or reorganization of OnDisplay into another corporation which results in a change of control of OnDisplay, options that would have become vested within 18 months after the closing date of the merger transaction will accelerate and become fully vested upon the closing of the transaction.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies, including injunctive relief or rescission.

     Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any person in any action or proceeding, including any action by us arising out of that person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

OUR FORMATION

     In connection with our incorporation in August 1996, we issued 1,554,525 shares of common stock to Mark Pine, 1,554,525 shares of common stock to Trung Dung and 85,000 shares to Thang Tran at a purchase price of $.001 per share, paid in cash. These founders' shares are subject to a right of repurchase by us at the original purchase of $.001 per share. This repurchase right lapsed as to one-fourth of the shares upon the one year anniversary of the vesting start date (which in the case of Messrs. Pine and Dung was August 1996) and lapses as to the remaining shares on a cumulative monthly basis over a period of 36 months from the one year anniversary of the vesting start date.

PREFERRED STOCK FINANCINGS

     In September 1996 and June 1997, OnDisplay issued to various investors a total of 3,500,000 shares of series A preferred stock at a purchase price of $1.00 per share. In June 1997 and January 1998, OnDisplay issued to various investors a total of 3,202,381 shares of series B preferred stock at a purchase price of $2.10 per share. In July 1998 and October 1998, OnDisplay issued to various investors a total of 2,189,173 shares of series C preferred stock at a purchase price of $4.00 per share. In August 1999, OnDisplay issued to various investors 1,723,739 shares of series D preferred stock at a purchase price of $9.52 per share.

     Pursuant to our series C preferred stock financing, we agreed to offer ATGF II the opportunity to purchase a number of shares in this offering sufficient to maintain their percentage ownership.

     The holders of our preferred stock include, among others, the following directors and holders of more than 5% of our outstanding stock:

                                                                       PREFERRED STOCK
                                                         -------------------------------------------
                 PREFERRED STOCKHOLDER                   SERIES A    SERIES B    SERIES C   SERIES D
                 ---------------------                   ---------   ---------   --------   --------
HOLDERS OF MORE THAN 5%:
  ATGF II..............................................         --          --   945,000     52,521
  Matrix Partners IV, L.P(1)...........................  1,800,000     629,870   340,909    137,214
  Atlas Venture Fund II, L.P...........................  1,500,000     524,892   284,091     52,521
  Norwest Venture Partners VI, LP......................         --   1,904,762   500,000    119,088
DIRECTORS:
  Timothy Barrows(2)...................................  1,800,000     629,870   340,909    137,214
  Christopher Spray(3).................................  1,500,000     524,892   284,091     52,521
  Promod Haque(4)......................................         --   1,904,762   500,000    119,088
  John Mandile.........................................    100,000      11,905        --         --
  Margaret Taylor......................................         --          --    25,000         --

---------------
(1) Includes 145,400 shares held by the Matrix IV Entrepreneurs Fund, L.P.

(2) Includes shares held by Matrix Partners IV, L.P and Matrix IV Entrepreneurs Fund, L.P. Mr. Barrows, a general partner of Matrix Partners IV, L.P and Matrix IV Entrepreneurs Fund, L.P., disclaims beneficial ownership of the shares held by Matrix Partners IV, L.P and Matrix IV Entrepreneurs Fund, L.P., except to the extent of his proportionate pecuniary interest therein. Mr. Barrows is a member of our board of directors.

(3) Includes shares held by Atlas Venture Fund II, L.P. Mr. Spray, a general partner of Atlas Venture Fund II, L.P., disclaims beneficial ownership of the shares held by Atlas Venture Fund II, L.P., except to the extent of his proportionate pecuniary interest therein. Mr. Spray is a member of our board of directors.

(4) Includes shares held by Norwest Venture Partners VI, LP. Mr. Haque, a general partner of Norwest Venture Partners VI, LP, disclaims beneficial ownership of the shares held by Norwest Venture

    Partners VI, LP, except to the extent of his proportionate pecuniary interest therein. Mr. Haque is a member of our board of directors.

POLICY REGARDING TRANSACTIONS WITH AFFILIATES

     All future transactions with affiliates, including any loans we make to our officers, directors, principal stockholders or other affiliates, will be approved by a majority of our Board of Directors, including a majority of the independent and disinterested members or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to us than we could have obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of August 31, 1999, by the following individuals or groups:

     - each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding stock;

     - each of our executive officers;

     - each of our directors; and

     - all of our directors and executive officers as a group.

     Unless otherwise indicated, the address for each stockholder on this table is c/o OnDisplay, Inc., 12667 Alcosta Boulevard, Suite 300, San Ramon, CA 94583. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock held by them.

     This table lists applicable percentage ownership based on 15,313,026 shares of common stock outstanding as of August 31, 1999, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering, and also lists applicable percentage ownership based on shares of common stock outstanding after completion of this offering. Options to purchase shares of our common stock that are exercisable within 60 days of August 31, 1999 are deemed to be beneficially owned by the persons holding these options or warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

                                                                 SHARES BENEFICIALLY OWNED
                                                       ---------------------------------------------
                                                                     PERCENT BEFORE    PERCENT AFTER
                  BENEFICIAL OWNER                       NUMBER         OFFERING         OFFERING
                  ----------------                     ----------    --------------    -------------
Matrix Partners IV, L.P(1)...........................   2,907,993         19.0%                %
  Bay Colony Corporate Center
  1000 Winter Street, Suite 4500
  Waltham, MA 02154
Norwest Venture Partners VI, LP......................   2,523,850         16.5
  245 Lytton Avenue, Suite 250
  Palo Alto, CA 94111
Atlas Venture Fund II, L.P...........................   2,361,504         15.4
  222 Berkeley Street
  Boston, MA 02116
ATGF II..............................................     997,521          6.5
  c/o Amerindo Investment Advisors
  One Embarcadero, Suite 2300
  San Francisco, CA 94111
Mark Pine(2).........................................   1,473,275          9.6
Trung Dung...........................................   1,090,775          7.1
Mark Deppe(3)........................................     406,406          2.6
Olivier Sermet(4)....................................     160,312          1.0
Timothy Barrows(5)...................................   2,907,993         19.0
Promod Haque(6)......................................   2,523,850         16.5
John Mandile(7)......................................     144,665          1.0
Christopher Spray(8).................................   2,361,504         15.4
Margaret Taylor......................................      25,000            *
Carmine Villani(9)...................................      40,000            *
All directors and executive officers as a group (10
  persons)...........................................  11,133,780

---------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Includes 145,400 shares held by the Matrix IV Entrepreneurs Fund, L.P.

 (2) Includes 249,000 shares beneficially held by trusts for the benefit of Mr. Pine's minor children and other family members.

 (3) Includes 278,906 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of August 31, 1999.

 (4) As of August 31, 1999, 58,229 of the shares held by Mr. Sermet are subject to OnDisplay's right of repurchase in the event Mr. Sermet's employment is terminated.

 (5) Includes shares held by Matrix Partners IV, L.P and Matrix IV Entrepreneurs Fund, L.P. Mr. Barrows, a general partner of Matrix Partners IV, L.P and Matrix IV Entrepreneurs Fund, L.P., disclaims beneficial ownership of the shares held by Matrix Partners IV, L.P and Matrix IV Entrepreneurs Fund, L.P., except to the extent of his proportionate pecuniary interest therein.

 (6) Includes shares held by Norwest Venture Partners VI, LP. Mr. Haque, a general partner of Norwest Venture Partners VI, LP, disclaims beneficial ownership of the shares held by Norwest Venture Partners VI, LP, except to the extent of his proportionate pecuniary interest therein.

 (7) Includes 32,760 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of August 31, 1999.

 (8) Includes shares held by Atlas Venture Fund II, L.P. Mr. Spray, a general partner of Atlas Venture Fund II, L.P., disclaims beneficial ownership of the shares held by Atlas Venture Fund II, L.P., except to the extent of his proportionate pecuniary interest therein.

 (9) As of August 31, 1999, 28,333 of the shares held by Mr. Villani are subject to OnDisplay's right of repurchase in the event Mr. Villani service to the corporation as a director or consultant is terminated.

                          DESCRIPTION OF CAPITAL STOCK

     Our certificate of incorporation that becomes effective upon the closing of this offering authorizes the issuance of up to 100,000,000 shares of common stock, $0.001 par value, and authorizes the issuance of 10,000,000 shares of undesignated preferred stock, $0.001 par value. From time to time, our board of directors may establish the rights and preferences of the preferred stock. As of August 31, 1999, 4,697,733 shares of common stock were issued and outstanding and held by 92 stockholders, and 10,615,293 shares of preferred stock were issued and outstanding and held by 29 stockholders. Upon the closing of this offering, all outstanding shares of preferred stock will convert into an aggregate of 10,615,293 shares of common stock. The following description of our capital stock is, by necessity, not complete. We encourage you to refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and applicable provisions of Delaware law for a more complete description.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends, if any, as may be declared time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of OnDisplay, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock which we may designate in the future.

PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things:

     - restricting dividends on the common stock;

     - diluting the voting power of the common stock;

     - impairing the liquidation rights of the common stock; or

     - delaying or preventing a change in control of OnDisplay without further action by the stockholders.

     Upon the closing of this offering, no shares of preferred stock will be outstanding, and OnDisplay has no present plans to issue any shares of preferred stock.

WARRANTS AND OTHER OBLIGATIONS TO ISSUE CAPITAL STOCK

     As of August 31, 1999, we have outstanding warrants to purchase an aggregate of 85,537 shares of series C preferred stock at an exercise price of $6.05 per share. This warrant is currently exercisable in full and will expire on the third anniversary of the effective date of this offering. Upon the closing of this offering, this warrant will become exercisable for shares of common stock, based on the conversion rate applicable at the closing.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     After this offering, holders of 10,615,293 shares of common stock and 85,537 shares of common stock issuable upon exercise of outstanding warrants (the "registrable securities") or their transferees are entitled to certain rights with respect to the registration of shares under the Securities Act. These rights are provided under the terms of an agreement between OnDisplay and the holders of the registrable securities. Beginning six months following the date of this prospectus, holders of the registrable securities may require on two occasions, that we use our best efforts to register the registrable securities for public resale. On the first occasion holders of at least 10% may request a registration and on the second occasion holders of 40% may request a registration. OnDisplay is obligated to register these shares only if the outstanding registrable securities have an anticipated public offering price of at least $5,000,000. Also, holders of 10% of the registrable securities may require, no more than once during any twelve-month period, that OnDisplay register their shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least $1,000,000. Furthermore, in the event OnDisplay elects to register any of its shares of common stock for purposes of effecting any public offering (with the exception of our initial public offering), the holders of registrable securities are entitled to include their shares of common stock in the registration, but OnDisplay may reduce the number of shares proposed to be registered in view of market conditions. OnDisplay will bear all expenses in connection with any registration, other than underwriting discounts and commissions. All registration rights will terminate five years following the consummation of this offering.

CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE LAW

     Certain provisions of Delaware law and OnDisplay's certificate of incorporation and bylaws could make the following more difficult:

     - the acquisition of OnDisplay by means of a tender offer;

     - acquisition of OnDisplay by means of a proxy contest or otherwise; or

     - the removal of OnDisplay's incumbent officers and directors.

     These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of OnDisplay to first negotiate with OnDisplay's board. OnDisplay believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure OnDisplay outweigh the disadvantages of discouraging proposals because negotiation of these proposals could result in an improvement of their terms.

     Election And Removal Of Directors.

     Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, with OnDisplay's stockholders electing one class each year. See "Management-Board Composition." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of OnDisplay, because it generally makes it more difficult for stockholders to replace a majority of the directors.

     Stockholder Meetings.

     Under our bylaws, only the board of directors, the chairman of the board and the president may call special meetings of stockholders.

     Requirements For Advance Notification Of Stockholder Nominations And Proposals.

     Our bylaws establish advance notice procedures for stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

     Delaware Anti-takeover Law.

     OnDisplay is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Elimination Of Stockholder Action By Written Consent.

     Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

     No Cumulative Voting.

     Our certificate of incorporation does not provide for cumulative voting in the election of directors.

     Undesignated Preferred Stock.

     The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of OnDisplay. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of OnDisplay.

     Amendment Of Charter Provisions.

     The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering because of certain contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding           shares
of common stock based upon shares outstanding as of August 31, 1999, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants that do not expire prior to completion of this
offering. Of these shares, the           shares sold in this offering will be
freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates" as Rule 144 under the Securities Act defines that term. The remaining 15,313,026 shares of common stock held by existing stockholders are "Restricted Shares" as Rule 144 defines that term. All Restricted Shares are subject to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell or otherwise dispose of any common stock or any securities that are convertible into common stock for a period of 180 days after the date of this prospectus without the prior written consent of BancBoston Robertson Stephens. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be resellable until 181 days after the date of this prospectus. Beginning
181 days after the date of this prospectus, approximately           Restricted
Shares will be eligible for sale in the public market, all of which are subject
to volume limitations under Rule 144, except           shares eligible for sale
under Rule 144(k) and           shares eligible for sale under Rule 701 (subject
in some cases to repurchase rights in favor of OnDisplay). In addition, as of August 31, 1999, there were 1,160,426 outstanding options and warrants to
purchase preferred stock convertible into           shares of common stock, some
of which will be exercised prior to this offering. All options and warrants are subject to lock-up agreements. BancBoston Robertson Stephens may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements, however any release shall apply pro-rata to all stockholders subject to lock-up agreements.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned Restricted Shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding which will
       equal approximately                shares immediately after this
       offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to a sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about OnDisplay. Under Rule 144(k), a person who is not deemed to have been an affiliate of OnDisplay at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to OnDisplay who purchased shares pursuant to a written compensatory plan or contact may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling shares. However, all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of BancBoston Robertson Stephens.

     After this offering, we intend to file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of August 31, 1999, options to purchase a total of 1,160,426 shares were outstanding and 1,036,084 shares were reserved for future issuance under our stock plans. Common stock issued upon exercise of outstanding vested options or issued pursuant to our Employee Stock Purchase Plan, other than common stock issued to our affiliates is available for immediate resale in the open market.

     Also beginning six months after the date of this offering, holders of
          Restricted Shares and holders of warrants to purchase preferred stock
convertible into           shares of common stock will be entitled to certain
rights with respect to registration of shares for sale in the public market. See "Description of Capital Stock -- Registration Rights of Certain Holders." Registration of shares under the Securities Act would result in those shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration statement.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Deutsche Banc Alex. Brown and SG Cowen Securities Corporation, have severally agreed with OnDisplay, subject to the terms and conditions of the underwriting agreement, to purchase the number of shares of common stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all shares, if any are purchased.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
BancBoston Robertson Stephens Inc...........................
Deutsche Banc Alex. Brown...................................
SG Cowen Securities Corporation.............................

                                                              --------
          Total.............................................
                                                              ========

     The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at a price less a
concession of not more than $     per share, of which $          may be
reallowed to other dealers. After the completion of this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

     The following table sets forth the items of compensation considered to be underwriting compensation under the rules of the National Association of Securities Dealers:

                                                                              Total
                                                                  -----------------------------
                                                           Per    Without Over-    With Over-
                                                          Share     Allotment       Allotment
                                                          -----   -------------   -------------
Underwriting fees paid by us............................
Expenses payable by us..................................
Deemed compensation paid by us..........................
  Total.................................................

     Over-Allotment Option

     We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to additional shares of common stock at the same price per share as we will receive
for the           shares that the underwriters have agreed to purchase from us.
To the extent that the underwriters exercise the option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the total number of shares offered hereby. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the shares are being sold.

     Indemnity

     The underwriting agreement contains covenants of indemnity among the underwriters and OnDisplay against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-Up Agreements

     The Company's shareholders and option holders have agreed, for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"), not to offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock, owned as of the date of this prospectus or thereafter acquired directly by the holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of the underwriters. However, the underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the underwriters and any of our shareholders providing consent by the underwriters to the sale of shares prior to the expiration of the Lock-Up Period. In addition, we have agreed that during the Lock-Up Period, we will not, subject to certain exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than OnDisplay's sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants, and our issuance of option and shares under existing employee stock option and stock purchase plans, without the prior written consent of the underwriters.

     Future Sales

     In addition, we have agreed that until 180 days after the date of this prospectus, we will not, without prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions, offer, sell, contract to sell or otherwise dispose of any shares of common stock, any options to purchase any share of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of shares of common stock upon the exercise of outstanding options and the grant of options to purchase shares of common stock under existing employee stock option or stock purchase plans. See "Shares Eligible For Future Sale."

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Reserved Shares

     At our request, some of the underwriters have reserved up to      % of the
shares of common stock for sale at the initial public offering price to our directors, officers or employees, and to persons who are otherwise associated with us and our affiliates, and who have advised us of their desire to purchase shares in the offering. In addition, the underwriters will reserve, at the
initial public offering price, up to $          million of common stock offered
in this offering for entities affiliated with Omega Ventures and Amerindo Investment Advisors, all of which are existing stockholders. As a result, the number of shares of common stock available for sale to the general public in the offering will be reduced to the extent of sales of shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock in the offering. We have agreed to indemnify those underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of these reserved shares.

     No Prior Public Market

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the Representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     Stabilization

     The representatives have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for OnDisplay by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of August 31, 1999, a certain investment partnership and members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owned an aggregate of 43,155 shares of common stock of OnDisplay. Mario M. Rosati, our secretary, is a member of Wilson Sonsini Goodrich & Rosati.

                                    EXPERTS

     The financial statements of OnDisplay, Inc. at December 31, 1997 and 1998, for each of the two years in the period ended December 31, 1998 and for the period from August 14, 1996 to December 31, 1996 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     OnDisplay has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to OnDisplay and our common stock, reference is made to the registration statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., or obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                                ONDISPLAY, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Accountants' Report.............................  F-2
Balance Sheets as of December 31, 1997, 1998 and June 30,
  1999 (Unaudited)..........................................  F-3
Statements of Operations for the period from inception to
  December 31, 1996, Years ended December 31, 1997 and 1998
  and the Six Months ended June 30, 1998 and 1999
  (Unaudited)...............................................  F-4
Statements of Changes in Stockholders' deficit for the
  period from inception to December 31, 1996, Years ended
  December 31, 1997 and 1998 and the Six Months ended June
  30, 1999 (Unaudited)......................................  F-5
Statements of Cash Flows for the period from inception to
  December 31, 1996, Years ended December 31, 1997 and 1998
  and the Six Months ended June 30, 1998 and 1999
  (Unaudited)...............................................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of OnDisplay, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' deficit and cash flows present fairly, in all material respects, the financial position of OnDisplay, Inc. at December 31, 1997 and 1998 and the results of its operations and its cash flows for the period from August 14, 1996 (date of inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
July 2, 1999

                                ONDISPLAY, INC.

                                 BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                            PRO FORMA
                                                                                          STOCKHOLDERS'
                                                        DECEMBER 31,                        EQUITY AT
                                                     ------------------     JUNE 30,        JUNE 30,
                                                      1997       1998         1999            1999
                                                     -------   --------   -------------   -------------
                                                                           (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................  $ 3,900   $  4,648     $  2,970
  Trade accounts receivable, net of allowance for
     doubtful accounts of $0 in 1997, $250 in 1998
     and $330 in 1999..............................      189      2,600        2,683
  Prepaid and other current assets.................      139         96          145
                                                     -------   --------     --------
       Total current assets........................    4,228      7,344        5,798
                                                     -------   --------     --------
Property and equipment, net........................      482        720          941
Deposits and other assets..........................       --        189          236
                                                     -------   --------     --------
       Total assets................................  $ 4,710   $  8,253     $  6,975
                                                     =======   ========     ========
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
  PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................................  $   220   $    386     $    996
  Accrued liabilities..............................      196        823        1,110
  Deferred revenue.................................       11      1,402        1,288
  Current portion of long term debts...............       53        149        1,067
                                                     -------   --------     --------
       Total current liabilities...................      480      2,760        4,461
                                                     -------   --------     --------
Long term debts, net of current portion............      128        240        2,367
                                                     -------   --------     --------
Commitments (Note 4)
Mandatorily redeemable convertible preferred stock,
  Series A, B and C, $0.001 par value:
  Authorized: 9,500,000 shares; issued and
     outstanding: 6,690,476 shares at December 31,
     1997 and 8,891,554 shares at December 31, 1998
     and June 30, 1999.............................   10,200     18,982       18,982
                                                     -------   --------     --------
  (Liquidation value: $18,981,693 as of June 30,
     1999)
Stockholders' equity (deficit):
  Common stock, $0.001 par value:
  Authorized: 20,000,000 shares; issued and
     outstanding: 3,420,625, 4,133,751 and
     4,592,978 (unaudited) at December 31, 1997 and
     1998 and June 30, 1999........................       --          1            1        $     10
Additional paid-in capital.........................        8      2,328        4,882          23,855
Deferred stock-based compensation..................       --     (1,604)      (3,190)         (3,190)
Accumulated deficit................................   (6,106)   (14,454)     (20,528)        (20,528)
                                                     -------   --------     --------        --------
       Total stockholders' equity (deficit)........   (6,098)   (13,729)     (18,835)       $    147
                                                     -------   --------     --------        ========
       Total liabilities, mandatory redeemable
          convertible preferred stock and
          stockholders' deficit....................  $ 4,710   $  8,253     $  6,975
                                                     =======   ========     ========

   The accompanying notes are an integral part of these financial statements.

                                ONDISPLAY, INC.

                            STATEMENTS OF OPERATIONS
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                      PERIOD FROM
                                      AUGUST 14,
                                         1996
                                       (DATE OF             YEAR ENDED              SIX MONTHS ENDED
                                     INCEPTION) TO         DECEMBER 31,                 JUNE 30,
                                     DECEMBER 31,    ------------------------   -------------------------
                                         1996           1997         1998          1998          1999
                                     -------------   ----------   -----------   -----------   -----------
                                                                                (UNAUDITED)   (UNAUDITED)
License revenues...................   $       --     $      265   $     2,229   $      876    $     1,937
Service revenues...................           --             --         1,114          276          1,718
                                      ----------     ----------   -----------   ----------    -----------
       Total revenues..............           --            265         3,343        1,152          3,655
Cost of revenues...................           --             --         1,620          470          1,981
                                      ----------     ----------   -----------   ----------    -----------
Gross profit.......................           --            265         1,723          682          1,674
Operating expenses:
  Sales and marketing..............           42          2,810         5,747        2,388          4,093
  Research and development.........          393          1,986         2,636        1,355          1,638
  General and administrative.......          182          1,158         1,201          361          1,250
  Amortization of deferred
     stock-based compensation......           --             --           618          194            769
                                      ----------     ----------   -----------   ----------    -----------
       Total operating expenses....          617          5,954        10,202        4,298          7,750
                                      ----------     ----------   -----------   ----------    -----------
Loss from operations...............         (617)        (5,689)       (8,479)      (3,616)        (6,076)
Interest income....................           46            163           194           97             73
Interest expense and other.........           (1)            (8)          (63)         (62)           (71)
                                      ----------     ----------   -----------   ----------    -----------
Net loss...........................   $     (572)    $   (5,534)  $    (8,348)  $   (3,581)   $    (6,074)
                                      ==========     ==========   ===========   ==========    ===========
Net loss per share -- basic and
  diluted..........................   $    (0.17)    $    (1.62)  $     (2.34)  $    (1.04)   $     (1.56)
                                      ==========     ==========   ===========   ==========    ===========
Shares used in per share
  calculation -- basic and
  diluted..........................    3,400,000      3,410,313     3,572,353    3,432,260      3,881,291
                                      ==========     ==========   ===========   ==========    ===========
Pro forma net loss per
  share -- basic and diluted
  (unaudited)......................                               $     (0.75)                $     (0.48)
                                                                  -----------                 -----------
Shares used in pro forma net loss
  per share calculation -- basic
  and diluted (unaudited)..........                                11,174,494                  12,772,845
                                                                  -----------                 -----------

   The accompanying notes are an integral part of these financial statements.

                                ONDISPLAY, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    COMMON STOCK      ADDITIONAL     DEFERRED                       TOTAL
                                                 ------------------    PAID-IN     STOCK-BASED    ACCUMULATED   STOCKHOLDERS'
                                                  SHARES     AMOUNT    CAPITAL     COMPENSATION     DEFICIT        DEFICIT
                                                 ---------   ------   ----------   ------------   -----------   -------------
Changes in the period from August 14, 1996
  (date of inception) to December 31, 1996:
Issuance of common stock in exchange for
  services rendered............................  3,400,000     $--      $    8       $    --       $     --       $      8
Net loss.......................................         --     --           --            --           (572)          (572)
                                                 ---------     --       ------       -------       --------       --------
BALANCES, DECEMBER 31, 1996....................  3,400,000     --            8            --           (572)          (564)
Issuance of common stock in exchange for
  services rendered............................     20,000     --           --            --             --             --
Issuance of common stock in connection with
  option exercises.............................        625     --           --            --             --             --
Net loss.......................................         --     --           --            --         (5,534)        (5,534)
                                                 ---------     --       ------       -------       --------       --------
BALANCES, DECEMBER 31, 1997....................  3,420,625     --            8            --         (6,106)        (6,098)
Issuance of common stock in connection with
  options exercised............................    754,520      1          106            --             --            107
Repurchase of unvested common stock............    (41,394)    --           (8)           --             --             (8)
Deferred compensation related to stock options
  granted......................................         --     --        2,222        (2,222)            --             --
Amortization of deferred stock-based
  compensation.................................         --     --           --           618             --            618
Net loss.......................................         --     --           --            --         (8,348)        (8,348)
                                                 ---------     --       ------       -------       --------       --------
BALANCES, DECEMBER 31, 1998....................  4,133,751      1        2,328        (1,604)       (14,454)       (13,729)
Issuance of common stock in connection with
  options exercised............................    520,343     --          127            --             --            127
Repurchase of unvested common stock............    (67,366)    --          (12)           --             --            (12)
Issuance of common stock in connection with
  services rendered............................      6,250     --           38            --             --             38
Amortization of discount related to warrants
  issued in connection with long term loan.....         --     --           46            --             --             46
Deferred compensation related to stock options
  granted......................................         --     --        2,355        (2,355)            --             --
Amortization of deferred stock-based
  compensation.................................         --     --           --           769             --            769
Net loss.......................................         --     --           --            --         (6,074)        (6,074)
                                                 ---------     --       ------       -------       --------       --------
BALANCES, JUNE 30, 1999 (UNAUDITED)............  4,592,978     $1       $4,882       $(3,190)      $(20,528)      $(18,835)
                                                 =========     ==       ======       =======       ========       ========

   The accompanying notes are an integral part of these financial statements.

                                ONDISPLAY, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               PERIOD FROM
                                                               AUGUST 14,
                                                                  1996
                                                                (DATE OF         YEAR ENDED           SIX MONTHS ENDED
                                                              INCEPTION) TO     DECEMBER 31,              JUNE 30,
                                                              DECEMBER 31,    -----------------   -------------------------
                                                                  1996         1997      1998        1998          1999
                                                              -------------   -------   -------   -----------   -----------
                                                                                                  (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................     $ (572)      $(5,534)  $(8,348)    $(3,581)      $(6,074)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................          8           123       306         101           217
    Loss (gain) from sale of property and equipment.........         (4)           --         9          --            --
    Provision for doubtful accounts.........................         --            --       250          --            80
    Amortization of deferred stock compensation.............         --            --       618         194           769
    Amortization of warrants issued in connection with long
      term loan received....................................         --            --        --          --            46
    Issuance of common stock in connection with services
      rendered..............................................          8            --        --          --            38
    Change in operating assets and liabilities
      Trade accounts receivable.............................         (2)         (187)   (2,661)       (589)         (163)
      Prepaid and other current assets......................        (46)          (96)       43         (18)          (49)
      Accounts payable......................................         87           125       166         333           610
      Accrued liabilities...................................         33           163       627         186           287
      Deferred revenue......................................         --            11     1,391         242          (114)
      Other long term assets................................         --            --      (189)         --           (47)
                                                                 ------       -------   -------     -------       -------
      Net cash used in operating activities.................       (488)       (5,395)   (7,788)     (3,132)       (4,400)
                                                                 ------       -------   -------     -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................       (133)         (428)     (219)        (64)         (285)
  Proceeds from sales of property and equipment.............          7            --         3          --            --
                                                                 ------       -------   -------     -------       -------
      Net cash used in investing activities.................       (126)         (428)     (216)        (64)         (285)
                                                                 ------       -------   -------     -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sales and lease back of property and
    equipment...............................................         --           200        --          --            --
  Proceeds from issuance of Series A preferred stock........      3,400           100        --          --            --
  Proceeds from issuance of common stock....................         --            --       107          26           127
  Proceeds from issuance of Series B preferred stock........         --         6,700        25          25            --
  Principal payments under capital lease obligations........         --           (11)     (129)        (41)           --
  Proceeds from borrowings under long term loan received....         --            --        --          --         3,000
  Repayment of long term loan...............................         --            --        --          --          (108)
  Repayment of note issued for capital equipment............        (35)          (17)       --          --            --
  Proceeds from issuance of Series C preferred stock........         --            --     8,757          --            --
  Repurchases unvested common stock.........................         --            --        (8)         --           (12)
                                                                 ------       -------   -------     -------       -------
      Net cash provided by financing activities.............      3,365         6,972     8,752          10         3,007
                                                                 ------       -------   -------     -------       -------
Net increase (decrease) in cash and cash equivalents........      2,751         1,149       748      (3,186)       (1,678)
Cash and cash equivalents at beginning of period............         --         2,751     3,900       3,900         4,648
                                                                 ------       -------   -------     -------       -------
Cash and cash equivalents at end of period..................     $2,751       $ 3,900   $ 4,648     $   714       $ 2,970
                                                                 ======       =======   =======     =======       =======
NONCASH INVESTING AND FINANCING ACTIVITY:
  Property and equipment acquired under capital lease
    obligations.............................................     $    4       $   196   $   337     $   196       $   153
                                                                 ======       =======   =======     =======       =======
  Property and equipment financed under notes payable.......     $   52       $    --   $    --     $    --       $    --
                                                                 ======       =======   =======     =======       =======
  Deferred stock-based compensation.........................     $   --       $    --   $ 2,222     $ 1,048       $ 2,355
                                                                 ======       =======   =======     =======       =======

   The accompanying notes are an integral part of these financial statements.

                                ONDISPLAY, INC.

                         NOTES TO FINANCIAL STATEMENTS
               (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND FOR
      THE TWO SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

NOTE 1. FORMATION AND BUSINESS OF THE COMPANY:

     OnDisplay, Inc. (the "Company") was incorporated under the laws of the state of Delaware in August 1996 to develop and market applications for powering e-business portals and e-marketplaces in both business-to-business and business-to-consumer e-commerce. The Company's product suite provides an open, scalable, adaptable solution to enable the rapid aggregation, exchange, integration, personalization and syndication of e-business information and services from a broad range of partners, suppliers and customers. Through the use of the Internet, customers are able to link information systems with business allies without modification to existing applications or to migrate rapidly from their existing systems to new enterprise applications. The Company has determined that it operates in a single business segment and does not have any separately reportable business segments as of December 31, 1998.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying financial statements at June 30, 1999 and for the six month periods ended June 30, 1998 and 1999, together with the related notes, are unaudited but include all adjustments, consisting only of normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation, in all material respects, of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the interim period ended June 30, 1999 are not necessarily indicative of results for the entire fiscal year or future periods.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates include levels of allowances for accounts receivable, valuation of deferred tax assets and value of the Company's capital stock. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all investments purchased with an original or remaining maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     The Company maintains its cash and cash equivalents in accounts with two major financial institutions in the United States. The Company has not experienced any losses on its deposits of cash and cash equivalents.

     The Company performs ongoing credit evaluations of its customers, and collateral is not required. The Company records an allowance for doubtful accounts for credit losses at the end of each period based on an analysis of individual aged accounts receivable balances. As a result of this analysis, the Company believes that its allowance for doubtful accounts is adequate but not excessive at December 31, 1997 and 1998 and June 30, 1999.

                                ONDISPLAY, INC.

               (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND FOR
      THE TWO SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

     At December 31, 1997, two customers accounted for 35% and 55% of accounts receivable and at December 31, 1998 two different customers accounted for 24% and 12% of accounts receivable. No customer accounted for more than 10% of accounts receivable at June 30, 1999.

     The Company derives most of its license service and support revenues from one suite of products. The following table sets forth customers comprising 10% or more of the revenue for each of the periods reported:

                                                   SIX MONTHS
                               YEAR ENDED            ENDED
                              DECEMBER 31,          JUNE 30,
                              ------------        ------------
         CUSTOMER             1997    1998        1998    1999
--------------------------    ----    ----        ----    ----
                                                  (UNAUDITED)
            A                 37%      --          --      --
            B                 30%      --          --      --
            C                 21%      --          --      --
            D                  --     13%          --      --
            E                  --     11%         17%      --
            F                  --      --         17%      --
            G                  --      --         13%      --
            H                  --      --          --     16%

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of certain of the Company's financial instruments, including cash, cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its long-term debts approximates fair value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the related assets of three years. Leasehold improvements and leased assets are amortized on a straight line basis over the lesser of their estimated useful life or the lease term. Gains and losses from the disposal of property and equipment are taken into income in the year of disposition. Repairs and maintenance costs are expensed as incurred.

REVENUE RECOGNITION

     Revenue consists of revenue earned under software license agreements, service agreements, and maintenance agreements. Revenue from software license agreements is recognized upon shipment or upon notification to the customer of the downloadable software location, provided that a signed contract exists, the fee is fixed and determinable and collection of the resulting receivable is probable and, if applicable, acceptance criteria are met.

     For contracts with multiple obligations (e.g., deliverable and undeliverable products, maintenance, installation and other services), revenue is allocated to each component of the contract based on objective evidence of its fair value, which is specific to the Company, or for products not being sold separately, the price established by management. The Company recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met. The Company recognizes revenue from maintenance fees, including amounts allocated from product revenues for ongoing customer support and product updates ratably over the period of the maintenance contract. Payments for maintenance fees are generally made in advance and are non-refundable. For revenue allocated to consulting services, such as

                                ONDISPLAY, INC.

               (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND FOR
      THE TWO SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

installation and training and for such services sold separately, the Company recognizes revenues as the related services are performed.

     Deferred revenue consists of payments received prior to delivery of licenses, fulfillment of acceptance criteria, or performance of services.

RESEARCH AND DEVELOPMENT EXPENDITURES

     Expenditures for research and development are charged to expense as incurred. Under Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" certain software development costs are capitalized after technological feasibility has been established. Development costs incurred in the period between achievement of technological feasibility, which the Company defines as the establishment of a working model, until the general availability of such software to customers, has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs to date.

STOCK-BASED COMPENSATION

     Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for employee stock options under Accounting Principles Board Opinion ("APB") No. 25 and follows the disclosure-only provisions of SFAS 123. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the estimated fair value of the Company's stock and the exercise price of options to purchase that stock.

INCOME TAXES

     Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

NET LOSS PER SHARE

     Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of vested common shares outstanding for the period. Diluted net loss per share is computed giving effect to all dilutive potential common stock, including options, warrants and preferred stock. Options, warrants, non vested common stock and preferred stock were not included in the computation of diluted net loss per share in the periods reported because the effect would be antidilutive.

                                ONDISPLAY, INC.

               (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND FOR
      THE TWO SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

     Antidilutive securities not included in net loss per share calculation for the periods:

                                  PERIOD FROM
                                AUGUST 14, 1996           YEAR ENDED                SIX MONTHS
                                   (DATE OF              DECEMBER 31,                JUNE 30,
                                 INCEPTION) TO      ----------------------    ----------------------
                               DECEMBER 31, 1996      1997         1998         1998         1999
                               -----------------    ---------    ---------    ---------    ---------
                                                                                   (UNAUDITED)
Non vested common stock......             --               --      148,792        3,293      429,840
Common stock options.........         77,430           65,531      562,450      714,529      307,222
Warrants.....................             --               --           --           --       57,025
Convertible Preferred
  Stock......................      3,400,000        4,787,698    7,602,141    4,787,698    8,891,554
                                   ---------        ---------    ---------    ---------    ---------
                                   3,477,430        4,853,229    8,313,383    5,505,520    9,685,641
                                   =========        =========    =========    =========    =========

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma net loss per share for the year ended December 31, 1998 and the six months ended June 30, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, Series B and Series C mandatorily redeemable preferred stock into shares of the Company's common stock as contemplated upon the closing of the Company's initial public offering (See Note 12 -- Subsequent Events) as if such conversion occurred on January 1, 1998, or at the date of original issuance, if later. The resulting pro forma adjustment results in an increase in the weighted average shares used to compute basic and diluted net loss per share of 7,602,141 shares for the year ended December 31, 1998. Pro forma common equivalent shares, composed of unvested restricted common stock and incremental common shares issuable upon the exercise of stock options and warrants, are not included in pro forma diluted net loss per share because they would be anti-dilutive.

PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

     As contemplated upon the closing of the Company's initial public offering, the outstanding shares of Series A, Series B and Series C mandatorily redeemable preferred stock will convert into 8,891,554 shares of common stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma balance sheet at June 30, 1999 (see Note 12 -- Subsequent Events).

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The Company has no comprehensive income components other than its net loss.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company is in process of evaluating the impact of this pronouncement.

                                ONDISPLAY, INC.

               (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND FOR
      THE TWO SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

     In April 1998, the Accounting Standards Executive Committee released Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 is effective for fiscal years beginning after December 15, 1998 and requires companies to expense all costs incurred or unamortized in connection with start-up activities. The adoption of this SOP did not have any significant effect on the Company's results of operations as the Company had expensed such start-up costs in prior years.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities and will be adopted in the year 2000. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company is in process of evaluating the impact of this pronouncement.

     In December 1998, the Accounting Standards Executive Committee issued Statement of Position 98-9, modification of SOP 97-2, "Software Revenue Recognition," with Respect to Certain Transactions. SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. The Company is in process of evaluating the impact of this pronouncement.

NOTE 3. BALANCE SHEET ACCOUNTS

                                                        DECEMBER 31,
                                                       ---------------     JUNE 30,
        PROPERTY AND EQUIPMENT (IN THOUSANDS)          1997      1998        1999
        -------------------------------------          -----    ------    -----------
                                                                          (UNAUDITED)
Computer hardware....................................  $ 463    $  869      $1,007
Computer software....................................     82       177         340
Furniture and fixtures...............................     68        93         222
Leasehold improvements...............................     --        13          21
                                                       -----    ------      ------
                                                         613     1,152       1,590
Less accumulated depreciation and amortization.......   (131)     (432)       (649)
                                                       -----    ------      ------
                                                       $ 482    $  720      $  941
                                                       =====    ======      ======

     Included in property and equipment at December 31, 1997 and 1998 and June 30, 1999 is approximately $200,000, $537,000 and $690,000 of computer equipment purchased under capital leases. Accumulated amortization of assets acquired under capital leases is approximately $28,000, $241,000 and $402,000 at December 31, 1997 and 1998 and June 30, 1999.

                                                       DECEMBER 31,
                                               ----------------------------     JUNE 30,
                                                   1997            1998           1999
                                               ------------    ------------    -----------
     ACCRUED LIABILITIES (IN THOUSANDS)                                        (UNAUDITED)
Accrued commissions..........................      $ 16            $275          $  425
Accrued professional fees....................        --             132             241
Accrued vacation.............................        94             190             249
Accrued bonuses..............................        67             226              85
Other........................................        19              --             110
                                                   ----            ----          ------
                                                   $196            $823          $1,110
                                                   ====            ====          ======

                                ONDISPLAY, INC.

               (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND FOR
      THE TWO SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

NOTE 4. COMMITMENTS:

OPERATING LEASES

     The Company leases various facilities under operating leases expiring through 2002. Under these leases, the Company is responsible for maintenance and insurance.

     The minimum lease payments, net of sublease income, required under these operating leases as of December 31, 1998 are as follows (in thousands):

1999........................................................  $  466
2000........................................................     392
2001........................................................     315
2002........................................................     184
                                                              ------
                                                              $1,357
                                                              ======

     Rent expense, net of sublease income, for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999, was approximately $186,000, $270,000 and $237,000 (unaudited).

CAPITAL LEASE OBLIGATIONS

     In June 1997, the Company entered into a capital lease agreement which was amended March 16, 1998 under which the Company had $550,000 available to acquire equipment. As of December 31, 1998, the Company had drawn a total of approximately $535,000 under this line. Borrowings under this agreement are collateralized by the assets purchased under this equipment facility and are included in the capital lease obligations at December 31, 1998. In February 1999, the Company entered into another financing agreement under which the Company has $1,350,000 available to purchase equipment. The draw down period under this agreement expires on August 19, 2000.

     Future minimum lease payments under the capital lease agreements as of December 31, 1998 are as follows (in thousands):

1999........................................................    $     184
2000........................................................          182
2001........................................................           82
                                                                ---------
Total minimum lease payments................................          448
Less amount representing interest...........................          (59)
                                                                ---------
Present value of minimum lease payments.....................          389
Less current portion........................................         (149)
                                                                ---------
                                                                $     240
                                                                =========

                                ONDISPLAY, INC.

               (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND FOR
      THE TWO SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

NOTE 5. LONG TERM DEBTS:

     Long term debts consist of (in thousands):

                                                      DECEMBER 31,
                                                  ---------------------     JUNE 30,
                                                    1997        1998          1999
                                                  --------    ---------    -----------
                                                                           (UNAUDITED)
Long term loan..................................  $     --    $      --    $     2,928
Capital lease obligations (see Note 4)..........       181          389            506
                                                  --------    ---------    -----------
                                                       181          389          3,434
Less current portion............................       (53)        (149)        (1,067)
                                                  --------    ---------    -----------
                                                  $    128    $     240    $     2,367
                                                  ========    =========    ===========

     In February 1999 the Company entered into a loan agreement which allows for borrowings of $3,000,000 bearing interest at 12.5% per annum. The Company borrowed the full amount in May 1998 and is required to make monthly payments of principal and interest of approximately $100,000 in 36 installments commencing June 1, 1999 through May 1, 2002. Long-term debt is collateralized by substantially all of the Company's assets. Dividends declared by the Company are subject to the approval of the lender under this loan agreement.

     Annual maturities under the loan as of June 30, 1999 are as follows (in thousands):

FISCAL YEAR ENDING DECEMBER 31,
  1999......................................................  $      429
  2000......................................................         943
  2001......................................................       1,068
  2002......................................................         488
                                                              ----------
     Total..................................................  $    2,928
                                                              ==========

NOTE 6. 401(k) SAVINGS PLAN:

     In February 1997, the Company established a 401(k) Savings Plan (the "Plan") that covers substantially all employees. Under the Plan, employees are permitted to contribute a portion of gross compensation not to exceed standard limitations provided by the Internal Revenue Service. The Company maintains the right to match employee contributions, but for the year ended December 31, 1997 and 1998 and for the six months ended June 30, 1999, no Company matching contributions were made.

NOTE 7. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

     As of December 31, 1998 the convertible preferred stock comprises:

                                                         NUMBER
                                           NUMBER       OF SHARES                  LIQUIDATION
                                         OF SHARES     ISSUED AND     DIVIDEND        VALUE
                                         AUTHORIZED    OUTSTANDING    PER SHARE     PER SHARE
                                         ----------    -----------    ---------    -----------
Series A...............................  3,500,000      3,500,000       $0.08         $1.00
Series B...............................  3,500,000      3,202,381       $0.17         $2.10
Series C...............................  2,500,000      2,189,173       $0.32         $4.00
                                         ---------      ---------
                                         9,500,000      8,891,554
                                         =========      =========

                                ONDISPLAY, INC.

               (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND FOR
      THE TWO SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

DIVIDENDS

     The holders of Series A, Series B, Series C and preferred stock are entitled to receive the above annual dividends, when and if declared by the Board of Directors. After payment of any required dividends to the Series A, Series B and Series C stockholders, declared dividends shall be distributed among all holders of common stock and all holders of Series A, Series B or Series C preferred stock in proportion to the number of shares of common stock which would be held by each such holder if all shares of Series A, Series B and Series C preferred stock were converted to common stock.

LIQUIDATION

     In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A, Series B and Series C preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership, an amount equal to the sum of $1.00, $2.10, and $4.00 for each outstanding share of Series A, Series B, and Series C preferred stock, (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares. If upon the occurrence of such event, the assets distributed among the holders of preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Company legally available for distribution are to be distributed first ratably among the holders of the preferred stock in proportion to the aggregate liquidation preference of the shares of preferred stock then held by them.

     After payment has been made to the holders of preferred stock, any remaining assets and funds are to be distributed pro rata among the holders of the preferred stock and the common stock on a per share basis, treating all shares of preferred stock convertible into shares of common stock as if converted; provided, however, that after the receipt by each share of preferred stock of distributions equal to two times the original purchase price for the preferred stock, then all remaining assets shall be distributed equally among the holders of the common stock on a per-share basis.

CONVERSION

     Each share of preferred stock, at the option of the holder thereof, shall be convertible into such number of fully paid and nonassessable shares of common stock which results from dividing the issuance price per share by the conversion price per share in effect for the shares of preferred stock at the time of conversion. The issuance price per share and initial conversion price per share of Series A, B and C preferred stock are $1.00, $2.10, and $4.00. The number of shares of common stock into which a share of a series of preferred stock is convertible is referred to as the conversion rate of such series. The initial conversion price of Series A, B, and C preferred stock is subject to adjustment from time to time, as described in the Company's Restated Articles of Incorporation. At December 31, 1998 and June 30, 1999 the conversion ratio was one to one.

     Conversion is automatic at the then effective conversion price of such series immediately prior to the closing of a qualified initial public offering or at any time upon the affirmative election of the holders of at least 66 2/3% of the outstanding shares of preferred stock.

VOTING

     The holders of Series A, Series B and Series C preferred stock are entitled to voting rights equal to the number of shares of common stock into which each share of preferred stock could be converted at the

                                ONDISPLAY, INC.

               (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND FOR
      THE TWO SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

record date for a vote or consent of stockholders, except as otherwise required by law, and have voting rights and powers equal to the voting rights and powers of the shares of common stock.

REDEMPTION

     Preferred stock shall be redeemable at the option of the holders of a majority of the outstanding shares of preferred stock at any time after September 30, 2001 if the Company has not completed a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Corporation with an aggregate offering price to the public of not less than $20,000,000 defined hereafter as a "Qualified IPO." Such redemption right may be exercised by giving at least 120 day notice prior to the date of commencement of the redemption. After receipt of such notice of a redemption, the Company shall redeem all of the outstanding shares of preferred stock in three equal annual installments on the last day of each fiscal year (commencing with the first fiscal year ending after the 120 day notice period). The redemption price of the preferred stock shall be the original purchase price per share (as adjusted for any stock dividends, combinations or splits) plus any accrued but unpaid dividends. Any redemption of only a part of the outstanding preferred stock by the Company shall be pro rata as among all holders of preferred stock in proportion to the aggregate redemption price to be paid to such holders.

NOTE 8. STOCK OPTION PLAN:

     The Company adopted the 1996 Stock Plan (the "Plan") under which 1,700,000 shares of common stock were reserved for issuance to employees, directors and consultants of the Company. The number of shares reserved for issuance under the Plan was increased by 450,000 and 400,000 in 1997 and 1998. The Plan expires in 2006, or if earlier, upon approval of the Board of Directors.

     Under the Plan, incentive options to purchase the Company's common stock may be granted to employees at prices not lower than the fair market value per share on the date of grant, as determined by the Board of Directors. Nonstatutory options may be granted to key employees, including directors and consultants, at prices not lower than 85% of the fair market value (110% for qualified incentive stock options in certain cases) at the date of grant, as determined by the Board of Directors. The Board also has the authority to set the term of the options (no longer than ten years from date of grant and no more than five years in certain instances). Options granted generally vest over four years. Holders of options granted under the Plan may exercise their options prior to complete vesting of shares, subject to the Company's right of repurchase, such that, in the event of a termination of the optionee's employment or consulting relationship, any unvested shares may be repurchased at a price per share equal to the original exercise price per share for the option. Unexercised vested options expire three months after termination of employment with the Company. Shares repurchased by the Company were none and 41,394 in 1997 and 1998.

     At December 31, 1997 and 1998 and June 30, 1999 none, 377,732 and 627,930 shares of common stock outstanding were subject to the Company's repurchase rights.

                                ONDISPLAY, INC.

               (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND FOR
      THE TWO SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

     Activity under the Plan is set forth below:

                                                                 NUMBER       WEIGHTED
                                                   NUMBER      OF OPTIONS     AVERAGE
                                                 OF SHARES     ISSUED AND     EXERCISE    AGGREGATE
                                                 AUTHORIZED    OUTSTANDING     PRICE        PRICE
                                                 ----------    -----------    --------    ---------
Balances, January 1, 1997......................     933,000       767,000      $0.10      $  76,700
Shares reserved................................     450,000            --                        --
Options granted................................  (1,080,000)    1,080,000      $0.12        131,540
Options exercised..............................          --          (625)     $0.10            (62)
Options cancelled..............................     243,625      (243,625)     $0.10        (24,363)
                                                 ----------     ---------                 ---------
Balances, December 31, 1997....................     546,625     1,602,750      $0.11        183,815
Shares reserved................................     400,000            --                        --
Options granted................................    (781,750)      781,750      $0.27        213,948
Options exercised..............................          --      (754,520)     $0.14       (107,366)
Options repurchased............................      41,394            --         --             --
Options cancelled..............................     263,792      (263,792)     $0.17        (45,575)
                                                 ----------     ---------                 ---------
Balances, December 31, 1998....................     470,061     1,366,188      $0.18        244,822
Options granted................................    (557,750)      557,750      $0.51        283,200
Options exercised..............................          --      (520,343)     $0.24       (126,912)
Options repurchased............................      67,366            --                        --
Options cancelled..............................     197,969      (197,969)     $0.21        (41,258)
                                                 ----------     ---------                 ---------
Balances, June 30, 1999 (unaudited)............     177,646     1,205,626      $0.30      $ 359,852
                                                 ==========     =========                 =========

     For financial reporting purposes, the Company has determined that the estimated value of common stock determined in anticipation of this offering was in excess of the exercise price, which was deemed to be the fair market value as of the date of grant for 781,750 options issued in 1998 and 557,750 options issued in the six month period ended June 30, 1999. In connection with the grants of such options, the Company has recognized deferred compensation of approximately $2,222,000 in 1998 and $2,355,000 during the six month period ended June 30, 1999. Deferred stock-based compensation will be amortized over the vesting period which is generally 48 months from the date of grant; approximately $618,000 was expensed in the year ended December 31, 1998 and $769,000 in the six month period ended June 30, 1999. Future amortization based on options granted through June 30, 1999 is expected to be $1,012,000 for the six months ended December 31, 1999, and $1,243,000, $634,000, $263,000 and
$38,000 in the years 2000, 2001, 2002 and 2003.

     The options outstanding and currently exercisable by exercise price at December 31, 1998 are as follows:

              OPTIONS OUTSTANDING                   OPTIONS CURRENTLY
-----------------------------------------------        EXERCISABLE
                          WEIGHTED                ----------------------
                           AVERAGE     WEIGHTED                 WEIGHTED
                          REMAINING    AVERAGE                  AVERAGE
EXERCISE     NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
 PRICE     OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------   -----------   -----------   --------   -----------   --------
 $0.10        766,438     7.8 years      0.10       381,707      $0.10
 $0.21        342,750     8.2 years      0.21         3,327      $0.21
 $0.40        257,000     9.5 years      0.40            --         --
            ---------                               -------
            1,366,188                               385,034
            =========                               =======

                                ONDISPLAY, INC.

               (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND FOR
      THE TWO SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Had compensation cost for the Plan been determined based on the fair value at grant date for all awards consistent with the provisions of SFAS No. 123, the impact on the Company's financial statements would be (in thousands) as follows:

                                                             PERIOD FROM
                                                           AUGUST 14, 1996    YEAR ENDED DECEMBER 31,
                                                                 TO           ------------------------
                                                          DECEMBER 31, 1996     1997           1998
                                                          -----------------   ---------      ---------
Net loss:
  As reported...........................................       $ (572)         $(5,534)       $(8,348)
  Pro forma.............................................       $ (572)         $(5,542)       $(8,364)
Basic and diluted net loss per share:
  As reported...........................................       $(0.17)         $ (1.62)       $ (2.34)
  Pro forma.............................................       $(0.17)         $ (1.62)       $ (2.34)

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions:

                                                               1996         1997         1998
                                                              -------      -------      -------
Risk-free interest rate.................................         5.85%        6.31%         5.0%
Expected life...........................................      5 years      5 years      5 years
Expected dividends......................................      $    --      $    --      $    --

     The weighted average per share fair value of common stock options granted during 1996, 1997 and 1998 were $0.04, $0.10 and $0.27.

NOTE 9. WARRANTS:

     As part of a long-term borrowing agreement entered into in February 1999, the Company is committed to issue warrants to purchase 85,537 shares of Series C preferred stock at an exercise price of $6.05 per share. The warrants are exercisable immediately upon grant and expire in January 2009.

NOTE 10. INCOME TAXES:

     At December 31, 1998, the Company had net operating loss carryforwards of approximately $11,800,000 and $12,300,000 for Federal and California purposes, respectively, available to reduce future taxable income, if any. These carryforwards expire through 2011 and 2004 for Federal and California purposes, respectively, if not utilized beforehand.

     At December 31, 1998, the Company had research and development credit carryforwards of approximately $372,000 and $176,000 for Federal and California income tax purposes, respectively. The research and development credit carryforwards expire beginning in the year 2004.

     The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has had a change in ownership, utilization of the carryforwards could be restricted.

                                ONDISPLAY, INC.

               (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND FOR
      THE TWO SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

     Temporary differences which gave rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Net operating losses........................................  $ 2,312    $ 4,761
Research and development credits............................      272        548
Depreciation and amortization...............................       (3)       (10)
Other.......................................................       47        467
                                                              -------    -------
                                                                2,628      5,766
Valuation allowance.........................................   (2,628)    (5,766)
                                                              -------    -------
                                                              $    --    $    --
                                                              =======    =======

     Due to uncertainty of realizing the benefits of the deferred tax assets, the Company has provided a valuation allowance against the net deferred tax assets.

     The difference between the Company's effective income tax rate and the federal statutory rate is as follows:

                                          PERIOD FROM
                                        AUGUST 14, 1996        YEAR ENDED       SIX MONTHS ENDED
                                      (DATE OF INCEPTION)     DECEMBER 31,          JUNE 30,
                                              TO            -----------------   -----------------
                                       DECEMBER 31, 1996     1997      1998      1998      1999
                                      -------------------   -------   -------   -------   -------
                                                                                   (UNAUDITED)
Statutory tax benefit...............          (194)          (1,882)   (2,838)   (1,218)   (2,065)
Permanent
  differences -- non-deductible
  expenses..........................             1               79       364       182       447
State taxes, net of federal tax
  benefit...........................           (33)            (327)     (510)     (220)     (385)
Research and development
  experimentation credit............            --             (273)     (276)     (138)     (170)
Change in valuation allowance.......           226            2,402     3,138     1,394     2,533
Other...............................            --                1       122        --      (360)
                                            ------          -------   -------   -------   -------
Net tax provision...................        $   --          $    --   $    --   $    --   $    --
                                            ======          =======   =======   =======   =======

NOTE 11. UNAUDITED PRO FORMA LOSS PER SHARE AND PRO FORMA STOCKHOLDERS' EQUITY (DEFICIT):

     Pro forma basic net loss per share has been computed as described in Note 2 and also gives effect to common equivalent shares from preferred stock that will convert upon the closing of the Company's initial public offering (using the as-if-converted-method).

                                ONDISPLAY, INC.

               (INFORMATION WITH RESPECT TO JUNE 30, 1999 AND FOR
      THE TWO SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)

     A reconciliation of the numerator and denominator used in the calculation of pro forma basic and diluted net loss per share follow:

                                                                              SIX MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              ------------    -----------
                                                                              (UNAUDITED)
PRO FORMA NET LOSS PER SHARE, BASIC AND DILUTED:
  Net loss..................................................  $(8,348,000)    $(6,074,000)
                                                              -----------     -----------
  Shares used in computing net loss per share, basic and
     diluted................................................    3,572,353       3,881,291
  Adjustment to reflect the effect of the assumed conversion of mandatorily redeemable convertible preferred
     stock..................................................    7,602,141       8,891,554
  Shares used in computing pro forma net loss per share,
     basic and diluted......................................   11,174,494      12,772,845
                                                              -----------     -----------
  Pro forma net loss per share, basic and diluted...........  $     (0.75)    $     (0.48)
                                                              ===========     ===========

     If the offering contemplated by this Prospectus is consummated as contemplated, all of the convertible preferred stock outstanding as of the closing date will be converted into an aggregate of approximately 8,891,554 shares of common stock based on the shares of mandatorily redeemable convertible preferred stock outstanding at June 30, 1999. Unaudited pro forma stockholders' equity at June 30, 1999, as adjusted for the conversion of preferred stock, is disclosed on the balance sheet.

NOTE 12. SUBSEQUENT EVENTS (UNAUDITED):

SERIES D PREFERRED STOCK

     In August 1999 the Company issued 1,723,739 shares of Series D mandatorily redeemable convertible preferred stock for proceeds of approximately $16,400,000. The Company is authorized to issue 2,100,000 shares of Series D preferred stock, which bear dividends at $0.76 per share, when and if declared by the Board of Directors, and have a liquidation value of $9.52 per share. Series D preferred stock is convertible into the number of common stock shares equal to the issuance price of $9.52 divided by the conversion price of $9.52, subject to adjustment from time to time. The holders of Series D preferred stock are entitled to voting rights equal to the number of shares of common stock into which each share of preferred stock could be converted.

INITIAL PUBLIC OFFERING

     In September 1999, the Company's Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission for the purpose of an initial public offering of the Company's common stock. Upon the completion of this offering, if requirements set forth in its Certificate of Incorporation are met, the Company's preferred stock will be converted into common stock, and all outstanding shares of preferred stock will be cancelled and retired. Upon the conversion of the preferred stock, all rights to accrued and unpaid dividends will be waived.

EMPLOYEE STOCK PURCHASE PLAN

     In September 1999, the Company adopted an employee stock purchase plan (the "Purchase Plan"), which will become effective upon the closing of the initial public offering. 1,500,000 shares of common stock have been reserved for issuance under the Purchase Plan (subject to an annual increase), none of which have been issued.

STOCK OPTION PLAN

     Through September 1999, the Company's Board of Directors authorized an additional 925,000 shares for grant under the Company's stock option plan.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses payable by OnDisplay in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, NASD filing fee and the Nasdaq National Market listing fees.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC Registration Fee........................................     12,788
NASD Filing Fee.............................................      7,500
Nasdaq National Market Listing Fee..........................    100,000
Printing and Engraving Expenses.............................    250,000
Legal Fees and Expenses.....................................    300,000
Accounting Fees and Expenses................................    250,000
Transfer Agent and Registrar Fees and Expenses..............     25,000
Miscellaneous Expenses......................................     54,712
                                                              ---------
          Total.............................................  1,000,000
                                                              =========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require OnDisplay among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     (a) Since our formation in August 1996, and through August 1999, we have issued and sold the following unregistered securities:

        (1) In August 1996, we issued and sold an aggregate of 3,300,000 shares of common stock to the founding officers and directors of OnDisplay, Inc. and to certain other individuals for an aggregate purchase price of $3,300.00

        (2) Since our inception, we have granted options to purchase 3,278,250 shares of common stock to employees, directors and consultants under our 1996 stock plan at exercises prices ranging from $0.10 to $1.20 per share. Of the 3,278,250 shares granted, 1,160,426 remain outstanding, 1,391,438 shares of common stock have been purchased pursuant to exercises of stock options and 839,334 shares have been cancelled and returned to the 1996 stock plan.

        (3) In September of 1996, we sold an aggregate of 3,400,000 shares of series A preferred stock at a price of $1.00 per share to a total of four investors.

        (4) In June of 1997, we sold an aggregate of 100,000 shares of series A preferred stock at a price of $1.00 per share to a total of three investors.

        (5) Between June 1997 and January 1998, we sold an aggregate of 3,202,381 shares of series B preferred stock at a price of $2.10 per share to a total of eight investors.

        (6) Between July 1998 and October 1998, we sold an aggregate of 2,189,173 shares of series C preferred stock at a price of $4.00 per share to a total of thirteen investors. On February 25, 1999 in conjunction with entering into an equipment lease, we issued warrants for the purchase of 85,537 shares of series C preferred stock at an exercise price of $6.05 per shares.

        (7) In August 1999, we sold an aggregate of 1,723,739 shares of series D preferred stock at a price of $9.52 per share to a total of seventeen investors. All of these investors qualified as "accredited investors" under Securities and Exchange Commission Rule 501.

        The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship to OnDisplay, Inc. to information about us.

     (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1      Form of Underwriting agreement
 3.1(a)   Amended and Restated Certificate of Incorporation, as in
          effect upon filing of the registration statement
 3.1(b)   Certificate of Incorporation to be filed upon completion of the offering
 4.1(a)   Bylaws of the registrant as currently in effect
 4.1(b)   Bylaws of the registrant as in effect upon completion of the offering
 4.2      Form of Lock-Up Agreements
 5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation
10.1(a)   Third Restated Investor Rights Agreement dated August 2,
          1999
10.1(b)*  Amendment to Third Restated Investor Rights Agreement dated
                    .
10.2      1996 Stock Plan and forms of agreements thereunder
10.3      1999 Employee Stock Purchase Plan
10.4      Form of Director and Executive Officer Indemnification
          Agreement
10.5      Sublease between the registrant and Irwin Home Equity
          Corporation dated December 2, 1998 for office space located at 12667 Alcosta Boulevard, San Ramon, California
10.6      Sublease between registrant and Knutson Mortgage Corporation dated September 17, 1996 for office space located at 2682
          Bishop Drive, San Ramon, California
10.7      Master Equipment Lease Agreement dated February 25, 1999
          between registrant and Comdisco, Inc.
10.8      Senior Loan and Security Agreement dated June 2, 1997
          between the registrant and Phoenix Leasing, Inc.
23.1      Consent of PricewaterhouseCoopers LLP, independent
          accountants
23.2      Consent of Counsel (included in exhibit 5.1)

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
24.1      Power of Attorney (see page II-4)
27.1      Financial Data Schedule

------------------------
* To be filed by amendment.

(b) Financial Statement Schedules:

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification by OnDisplay for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of OnDisplay, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by OnDisplay of expenses incurred or paid by a director, officer or controlling person of OnDisplay in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by OnDisplay is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

     (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by OnDisplay pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, OnDisplay has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on the 10th day of September, 1999.

                                          ONDISPLAY, INC.

                                          By:         /s/ MARK PINE
                                            ------------------------------------
                                                         Mark Pine
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Pine and Carol Richwood and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every Act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   TITLE                      DATE
                     ---------                                   -----                      ----

                   /s/ MARK PINE                     Chief Executive Officer,        September 10, 1999
---------------------------------------------------  President and Director
                     Mark Pine

                /s/ CAROL RICHWOOD                   Vice President, Corporate       September 10, 1999
---------------------------------------------------  Controller
                  Carol Richwood

                /s/ TIMOTHY BARROWS                  Director                        September 10, 1999
---------------------------------------------------
                  Timothy Barrows

                 /s/ PROMOD HAQUE                    Director                        September 10, 1999
---------------------------------------------------
                   Promod Haque

                 /s/ JOHN MANDILE                    Director                        September 10, 1999
---------------------------------------------------
                   John Mandile

               /s/ CHRISTOPHER SPRAY                 Director                        September 10, 1999
---------------------------------------------------
                 Christopher Spray

                /s/ MARGARET TAYLOR                  Director                        September 10, 1999
---------------------------------------------------
                  Margaret Taylor

                /s/ CARMINE VILLANI                  Director                        September 10, 1999
---------------------------------------------------
                  Carmine Villani

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1999

                                      LOGO

                                                 SHARES

                                  COMMON STOCK

     OnDisplay, Inc. is offering                shares of our common stock. This
is our initial public offering, and no public market currently exists for our shares. Our common stock have been approved for quotation on the Nasdaq National Market under the symbol "ONDS," subject to official notice of issuance. We
anticipate that the initial public offering price will be between $          and
$     per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public Offering Price.......................................   $          $
Underwriting Discounts and Commissions......................   $          $
Proceeds to OnDisplay, Inc..................................   $          $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     OnDisplay has granted the underwriters a 30-day option to purchase up to an
additional           shares of common stock to cover over-allotments.

                            ------------------------

BANCBOSTON ROBERTSON STEPHENS INTERNATIONAL LIMITED                DEUTSCHE BANK
                                    SG COWEN

           The date of this prospectus is                     , 1999

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Deutsche Bank AG, London Alex. Brown and Societe Generale S.A., have severally agreed with OnDisplay, subject to the terms and conditions of the underwriting agreement, to purchase the number of shares of common stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all shares, if any are purchased.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
BancBoston Robertson Stephens Inc...........................
Deutsche Banc Alex. Brown...................................
S.G. Cowen Securities Corporation...........................

                 INTERNATIONAL UNDERWRITERS
                 --------------------------
BancBoston Robertson Stephens International Limited.........
Deutsche Bank AG, London....................................
Societe Generale S.A. ......................................
                                                              --------
          Total.............................................
                                                              ========

     The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at a price less a
concession of not more than $     per share, of which $          may be
reallowed to other dealers. After the completion of this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

     Over-Allotment Option

     We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to additional shares of common stock at the same price per share as we will receive
for the           shares that the underwriters have agreed to purchase from us.
To the extent that the underwriters exercise the option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the total number of shares offered hereby. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the shares are being sold.

     Indemnity

     The underwriting agreement contains covenants of indemnity among the underwriters and OnDisplay against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-Up Agreements

     The Company's shareholders and option holders have agreed, for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"), not to offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock, owned as of the date of this prospectus or thereafter acquired directly by the holders or with respect to which they have or hereafter

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1      Form of Underwriting agreement
 3.1(a)   Amended and Restated Certificate of Incorporation, as in
          effect upon filing of the registration statement
 3.1(b)   Certificate of Incorporation to be filed upon completion of the offering
 4.1(a)   Bylaws of the registrant as currently in effect
 4.1(b)   Bylaws of the registrant as in effect upon completion of the offering
 4.2      Form of Lock-Up Agreements
 5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation
10.1(a)   Third Restated Investor Rights Agreement dated August 2,
          1999
10.1(b)*  Amendment to Third Restated Investor Rights Agreement dated
                    .
10.2      1996 Stock Plan and forms of agreements thereunder
10.3      1999 Employee Stock Purchase Plan
10.4      Form of Director and Executive Officer Indemnification
          Agreement
10.5      Sublease between the registrant and Irwin Home Equity
          Corporation dated December 2, 1998 for office space located at 12667 Alcosta Boulevard, San Ramon, California
10.6      Sublease between registrant and Knutson Mortgage Corporation dated September 17, 1996 for office space located at 2682
          Bishop Drive, San Ramon, California
10.7      Master Equipment Lease Agreement dated February 25, 1999
          between registrant and Comdisco, Inc.
10.8      Senior Loan and Security Agreement dated June 2, 1997
          between the registrant and Phoenix Leasing, Inc.
23.1      Consent of PricewaterhouseCoopers LLP, independent
          accountants
23.2      Consent of Counsel (included in exhibit 5.1)
24.1      Power of Attorney (see page II-4)
27.1      Financial Data Schedule

------------------------
* To be filed by amendment.